   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 3, 1999.


                                                      REGISTRATION NO. 333-48433
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 5
                                       TO


                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                           CROPKING.COM, INCORPORATED

                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

              DELAWARE                                1711                               34-1368977
  (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                 (IRS EMPLOYER
   INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                              5050 GREENWICH ROAD
                              SEVILLE, OHIO 44273
                                 (330) 769-2002

         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              5050 GREENWICH ROAD
                              SEVILLE, OHIO 44273
                                 (330) 769-2002

(ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR INTENDED PRINCIPAL PLACE OF BUSINESS)

          DANIEL J. BRENTLINGER, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              5050 GREENWICH ROAD
                              SEVILLE, OHIO 44273
                                 (330) 769-2002

      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                         ------------------------------

                                   COPIES TO:


             THOMAS T. PROUSALIS, JR., ESQ.                                DAVID A. CARTER, P.A.
             1919 Pennsylvania Avenue, N.W.                                   2300 Glades Road
                       Suite 200                                                 Suite 210W
                 Washington, D.C. 20006                                     Boca Raton, FL 33431
                     (202) 296-9400                                            (561) 750-6999
                   (202) 296-9403 Fax                                        (561) 367-0960 Fax
                   COUNSEL TO ISSUER                                       COUNSEL TO UNDERWRITER


                         ------------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                         ------------------------------

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, CHECK THE FOLLOWING BOX. /X/

                        CALCULATION OF REGISTRATION FEE


                                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF            AMOUNT TO            OFFERING PRICE         AGGREGATE            AMOUNT OF
      SECURITIES TO BE REGISTERED         BE REGISTERED          PER SECURITY       OFFERING PRICE         REGISTRATION FEE
Common Stock, $.01 Par Value............     1,000,000            $ 7.00                 $7,000,000              $2,414
Underwriter's Common Stock
 Warrants(1)............................       100,000                --                  --                    --
Common Stock Underlying Underwriter's
 Common Stock Warrants(2)...............       100,000            $ 8.40                 $  840.000              $  290
  Total Registration and Fee(3).........                                                 $7,840,000              $2,703



(1) To be issued to the Underwriter or persons related to the Underwriter. Pursuant to Rule 416 under the Securities Act, such additional number of Underwriter's common stock warrants (the "Underwriter's Common Stock Warrants") are also being registered to cover any adjustment resulting from the operation of the anti-dilution provisions relating to the Underwriter's Common Stock Warrants.


(2) Reserved for issuance upon exercise of the Underwriter's Common Stock Warrants. Pursuant to Rule 416 under the Securities Act, such additional number of shares of Common Stock subject to the Underwriter's Common Stock Warrants are also being registered to cover any adjustment resulting from the operation of the anti-dilution provisions relating to the Underwriter's Common Stock Warrants.


(3) The requisite fee has been paid in connection with this Registration Statement.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           CROPKING.COM, INCORPORATED

                             CROSS-REFERENCE SHEET
                            PURSUANT TO ITEM 501(B)
                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM SB-2

REGISTRATION STATEMENT ITEM               CAPTION IN PROSPECTUS
----------------------------  ---------------------------------------------
      1.       Front of
                Registration
                Statement
                and Outside
                Front Cover
                of
               Prospectus...  Facing Page; Cross-Reference Sheet;
                              Prospectus Cover Page

      2.       Inside Front
                and Outside
                Back Cover
                Pages of
               Prospectus...  Prospectus Cover Page; Prospectus Back Cover
                               Page

      3.       Summary
                Information
                and Risk
                Factors...    Prospectus Summary; The Company; Risk Factors

      4.       Use of
                Proceeds...   Use of Proceeds

      5.       Determination
                of Offering
                Price...      Risk Factors; Underwriting

      6.       Dilution...    Dilution and Other Comparative Data

      7.       Selling
                Security-holders....... Description of Securities

      8.       Plan of
                Distribution....... Prospectus Cover Page; Underwriting

      9.       Legal
                Proceedings....... Legal Proceedings

     10.       Directors,
                Executive
                Officers,
                Promoters
                and Control
                Persons...    Management; Principal Shareholders

     11.       Security
                Ownership of
                Certain
                Beneficial
                Owners and
               Management...  Principal Shareholders

     12.       Description
                of
               Securities...  Description of Securities

     13.       Interest of
                Named
                Experts and
                Counsel...    Legal Matters; Experts

     14.       Disclosure of
                Commission
                Position on
                Indemnification for
                Securities Act
                Liabilities.. Certain Transactions

     15.       Organization
                Within Five
                Years...      Prospectus Summary; Business

     16.       Description
                of
                Business...   Business

     17.       Management's
                Discussion
                and Analysis
                or Plan of
                Operation...  Management's Discussion and Analysis or Plan
                              of Operation

     18.       Description
                of
                Property...   Business

     19.       Certain
                Relations
                and Related
                Transactions....... Certain Transactions

     20.       Market for
                Common
                Equity and
                Related
                Stockholder
                Matters...    Description of Securities

     21.       Executive
                Compensation....... Management

     22.       Financial
               Statements...  Financial Statements

     23.       Changes in
                and
               Disagreements
                With
                Accountants
                on
                Accounting
                and
                Financial
               Disclosure...  Not applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 3, 1999


PROSPECTUS


                                1,000,000 SHARES


                                     [LOGO]


    CropKing.com, Incorporated ("Company" or "CropKing.com") is offering the shares of common stock ("Common Stock") through its Underwriter on a "best efforts, all-or-none" basis for the first 300,000 shares and on a "best efforts" basis for the remaining 700,000 shares during an offering period of 90 days, which may be extended for an additional 30 days. The Company reserves the right to close the offering upon the sale of the minimum number of shares offered hereby. All proceeds of the offering will be deposited in an escrow account and promptly returned to the subscribers in full, without interest or deduction, unless at least 300,000 shares offered hereby are sold and paid for during the offering period. Subscribers will have no right to the return of their funds during the term of the escrow. See "Description of Securities" and "Underwriting."



    Prior to this offering, there has been no public market for the Company's Common Stock. The initial public offering price of the Common Stock has been determined through negotiations between the Company and the Underwriter and is not necessarily related to the Company's assets, book value, financial condition or any other recognized criteria of value. Although the Company intends to apply for the inclusion of the Common Stock on the Nasdaq SmallCap Market ("Nasdaq") under the symbol "CROP," there can be no assurances that such securities will be accepted for inclusion or that an active trading market in the Company's securities will develop or be sustained. Otherwise, the Common Stock will trade on the Electronic Bulletin Board as maintained by the National Quotation Bureau, Inc.



AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION FROM THE PUBLIC
   OFFERING PRICE OF THE COMMON STOCK AND SHOULD BE CONSIDERED ONLY BY
      INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE
        "RISK
                           FACTORS" ON PAGES 6-12 AND "DILUTION."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                                                                             PROCEEDS TO THE
                                                      PRICE TO PUBLIC       UNDERWRITING DISCOUNTS(1)          COMPANY(2)
Per Share.......................................           $7.00                       $.70                       $6.30
Total Minimum...................................        $2,100,000                   $210,000                  $1,890,000
Total Maximum...................................        $7,000,000                   $700,000                  $6,300,000


                            (SEE "NOTES," NEXT PAGE)


    The shares of Common Stock are being offered by the Underwriter subject to prior sale, when, as and if delivered to and accepted by the Underwriter, and subject to approval of certain legal matters by counsel and to certain other conditions. It is expected that delivery of the certificates representing the Common Stock will be made against payment therefor at the offices of the Underwriter at 7700 West Camino Real, Boca Raton, Florida 33433, upon the closing of the offering.

                            ------------------------
                                     [LOGO]


                The date of this Prospectus is           , 1999.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND MUST BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE UNDERWRITER'S COMMON STOCK WARRANTS; AND (II) ASSUMES A PUBLIC OFFERING PRICE OF $7.00 PER SHARE OF COMMON STOCK.


THE COMPANY

    CropKing.com, Incorporated ("Company") designs, develops, manufactures, markets and sells proprietary, commercial hydroponic products and systems, and related technology, equipment and supplies, to customers in the United States and abroad for the commercial year-round production of high value, specialty, disease and pesticide-free plant and floral crops, such as tomatoes, lettuce, peppers, herbs, strawberries and roses. The Company's hydroponic products and systems are offered to its prospective commercial and individual customers in standard and custom-designed configurations, providing versatile commercial structures, products and systems, including related technology, equipment and supplies, on a turn-key basis. The Company's hydroponic products and systems are offered through direct marketing and sales, dealers and distributors and by mail order. The Company annually distributes approximately 100,000 mail order catalogs and other marketing materials to its customers and prospective customers worldwide. See "Business."


    More recently, since September 1998, the Company has further designed and developed its World Wide Web site (www.cropking.com) in order to more efficiently offer, market and sell the Company's proprietary , commercial hydroponic products and systems, and related technology, equipment and supplies to its customers in the United States and abroad. Included in the Company's Internet Web site is the Company's two mail order catalogues, comprising approximately 1,250 pages of hydroponic products and systems, and related technology, equipment and supplies. The Company believes that emerging and rapidly developing e-commerce on the Internet represents a significant business opportunity for the Company. For the years ending July 31, 1998 and 1999, the Company's Internet Web site accounted for approximately three percent and six percent, respectively, of the Company's sales.



    The Company intends to principally use the proceeds of this offering for operating costs and working capital, including business development, capital equipment, marketing and sales and mergers and acquisitions of complementary companies in an effort to significantly expand its business and operations. The Company also intends to use approximately $250,000 of the proceeds of this offering to further design and develop its Internet Web site into a state-of-the-art, enhanced and fully interactive Web site to manage the Company's emerging e-commerce on the Internet. The Company believes that its state-of-the-art, enhanced and fully interactive Web site will be implemented and fully operational within approximately six months following the closing of this offering. The Company can make no assurances that the proceeds of this offering will enable it to expand its business and operations in any manner. See "Use of Proceeds" and "Financial Statements."


    The Company was incorporated in the State of Ohio in June 1982 and reincorporated in the State of Delaware in August 1997. The Company (formerly, CropKing, Incorporated) changed its name to CropKing.com, Incorporated in November 1998. The principal executive offices of the Company are located at 5050 Greenwich Road, Seville, Ohio 44273, and its telephone number is (330) 769-2002. The Company's Internet Web site address is www.cropking.com. Unless the context otherwise indicates, the terms "Company" and "CropKing" as used in this Prospectus refer to CropKing.com, Incorporated.

    SEE ALSO "RISK FACTORS," "MANAGEMENT" AND "CERTAIN TRANSACTIONS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS.

                                  THE OFFERING


Common Stock Offered:
  Minimum....................................  300,000 Shares
  Maximum....................................  1,000,000 Shares
Common Stock Outstanding:
  Before the Offering........................  2,000,000 Shares
  After the Offering:
    Minimum..................................  2,300,000 Shares
    Maximum..................................  3,000,000 Shares
Estimated Net Proceeds(1):
  Minimum....................................  $1,590,500
  Maximum....................................  $5,853,500
Use of Proceeds..............................  Operating costs and working capital, including business development, capital
                                               equipment, marketing and sales, and mergers
                                               and acquisitions.
Proposed Nasdaq Symbol(2):
  Common Stock...............................  CROP
Internet Web Site Address....................  www.cropking.com
Risk Factors(3)..............................  An investment in the Common Stock offered hereby is speculative and involves a high
                                               degree of risk. Investors should carefully
                                               consider the risk factors described herein
                                               before investing in the Common Stock. See
                                               "Risk Factors" and "Dilution."


------------------------


(1) After deducting the underwriting discounts and commissions and estimated offering expenses of $299,500 if the minimum offering is sold and $446,500 if the maximum offering is sold payable by the Company. See "Underwriting."



(2) Although the Company intends to apply for the inclusion of the Common Stock on the Nasdaq SmallCap Market under this symbol, there can be no assurances that such security will be accepted for inclusion or that an active trading market in the security will develop or be sustained. See "Risk Factors--Possible Failure to Qualify for Nasdaq SmallCap Market Listing."


(3) See "Risk Factors--Regulations May Impose Certain Restrictions on Marketability of Low-priced Securities."

                            SELECTED FINANCIAL DATA


                                                                 YEARS ENDED JULY 31,
                                                              ---------------------------
                                                                 1998             1999
                                                              ----------       ----------
Statement of Earnings Data:
  Net sales.................................................  $5,036,000       $4,899,000
  Operating (loss)..........................................  $ (108,000)      $ (144,000)
  (Loss) before income taxes................................  $ (197,000)      $ (475,000)
  Net (loss)................................................  $ (218,000)      $ (369,000)
  (Loss) per share..........................................  $     (.11)      $     (.18)
  Weighted average shares outstanding.......................   1,969,795 (1)    2,000,000 (1)



                                                                JULY 31, 199AS ADJUSTED (2)
                                                           -----------------------
                                                                        -----------------------
                                                           HISTORICAL    MINIMUM      MAXIMUM
                                                           ----------   ----------   ----------
Balance Sheet Data:
  Working capital........................................  $  181,000   $1,774,000   $6,037,000
  Total assets...........................................  $2,389,000   $3,780,000   $8,043,000
  Total liabilities......................................  $1,969,000   $1,969,000   $1,969,000
  Stockholders' equity...................................  $  420,000   $1,811,000   $6,074,000


------------------------

(1) Includes 525,000 shares issued to six persons in consideration of cash and notes receivable in August 1997. See Note F to the accompanying "Financial Statements."


(2) Adjusted to reflect the sale of the securities offered hereby, less underwriting discounts and commissions and the payment by the Company of expenses of this offering estimated at $299,500 if the minimum offering is sold and $446,500 if the maximum offering is sold. See "Use of Proceeds."

                                  RISK FACTORS

    THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. ONLY THOSE PERSONS ABLE TO LOSE THEIR ENTIRE INVESTMENT SHOULD PURCHASE THESE SECURITIES. PROSPECTIVE INVESTORS, PRIOR TO MAKING AN INVESTMENT DECISION, SHOULD CAREFULLY READ THIS PROSPECTUS AND CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS:

LIMITED OPERATING HISTORY

    The Company was incorporated in Ohio in June 1982 and reincorporated in Delaware in August 1997, and as such has a limited operating history. The Company (formerly, CropKing, Incorporated) changed its name to CropKing.com, Incorporated in November 1998. The Company faces the risks and problems associated with new businesses and has a limited operating history in the hydroponics industry upon which to base an evaluation of its future prospects. Such prospects should be considered in light of the risks, expenses and difficulties frequently encountered in the expansion of a new business in an industry characterized by a significant number of market entrants and intense competition. The market for the Company's hydroponic products, systems and services is relatively new, intensely competitive, rapidly evolving and subject to rapid change. The Company expects competition to persist, intensify and increase in the future, from start-up companies to major agribusinesses. Many of the Company's current and potential competitors have larger operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources than the Company. Competition in the hydroponics business will continue to be intense in the foreseeable future as the environment continues to deteriorate and demand for crop foods intensifies as the population expands, and there can be no assurance that the Company will be able to compete successfully against current or future competitors, or that this significant competition will not adversely affect the Company's business, operating results or financial condition. See "Business."

NO ASSURANCE OF FUTURE PROFITABILITY OR PAYMENT OF DIVIDENDS

    The Company can make no assurances that the future operations of the Company will result in additional revenues or will be profitable. Should the operations of the Company be profitable, it is likely that the Company would retain much or all of its earnings in order to finance future growth and expansion. Therefore, the Company does not presently intend to pay dividends, and it is not likely that any dividends will be paid in the foreseeable future. See "Dividend Policy."

IMMEDIATE AND SUBSTANTIAL DILUTION


    As of July 31, 1999 the Company had a net tangible book value of $217,000 or $.11 per share, derived from the Company's balance sheet as of July 31, 1999. Net tangible book value means the tangible assets of the Company, less all liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the minimum and maximum number of shares offered hereby at an assumed price of $7.00 per share after deducting underwriting discounts and estimated offering expenses, pro forma net tangible book value of July 31, 1999 would have been $1,811,000 and $6,074,000 or $.79 per share and $2.02 per share, respectively. The result would be an immediate increase in net tangible book value per share of $.68 and $1.91 per share, respectively, and an immediate dilution to new investors of $6.21 and $4.98 per share, respectively. As a result, public investors will bear most of the risk of loss since their shares are being purchased at a cost substantially above the price that existing shareholders acquired their shares. See "Dilution."


POSSIBLE NEED FOR ADDITIONAL FINANCING

    The Company intends to fund its operations and other capital needs for the next 12 months substantially from the proceeds of this offering, but there can be no assurance that such funds will be sufficient for these purposes. The Company may require substantial amounts of the proceeds of this offering for its future expansion, operating costs and working capital. The Company has made no arrangements to obtain future additional financing, if required, and there can be no assurance that such financing will be available, or that it will be available on acceptable terms. See "Use of Proceeds."

DEPENDENCE ON MANAGEMENT


    The Company's success is principally dependent on its current management personnel for the operation of its business. In particular, Daniel J. Brentlinger, the Company's founder, president and chief executive officer, has played a substantial role in the organization, development and management of the Company, although there is no assurance that additional managerial assistance will not be required. The analysis of new business opportunities will be undertaken by or under the supervision of the management of the Company. The Company has recently entered into an employment agreement with Mr. Brentlinger. However, if the employment by the Company of Mr. Brentlinger terminates, or he is unable to perform his duties, the Company may be substantially affected. The agreement also contains non-compete provisions but are limited in geographical scope. The Company has agreed to purchase key-man life insurance on Mr. Brentlinger in the amount of $1 million upon the closing of this offering. The Company will be the owner and beneficiary of the term insurance policy. See "Use of Proceeds," "Business" and "Management."


DEPENDENCE ON QUALIFIED TECHNICAL PERSONNEL

    The Company believes that its future success will depend in large part upon its continued ability to recruit and retain qualified technical personnel. Competition for qualified technical personnel is significant, particularly in the geographic area in which the Company's operations are located. No assurances can be made that the Company's relationship with its employees will remain good. See "Management."

UNCERTAINTY OF PROPOSED MERGERS AND ACQUISITIONS CAMPAIGN


    Following the closing of this offering, the Company intends to engage in a mergers and acquisitions campaign in order to merge with or acquire companies engaged in a similar business. The Company has not entered into any negotiations to merge with or acquire any such target companies, but the Company has identified several such companies engaged in a complementary business. The Company can make no assurances that it will be able to merge with or acquire any companies. Although the Company intends to utilize approximately $250,000 of the net proceeds of this offering in its mergers and acquisitions activities during the 12 months following the date of this Prospectus, no assurances can be made that such funds will enable the Company to expand its base or realize profitable consolidated operations. In addition, the Company's stockholders may not have the opportunity to review the financial statements of any of the companies that may be acquired or have the opportunity to vote on any proposed acquisitions since Delaware law does not require such review and approval. The stockholders of the Company will therefore be dependent on the judgment of the management of the Company in their selection of merger and acquisition candidates. Should such funds not be utilized in its mergers and acquisitions activities, the Company intends to utilize the funds in equal amounts in working capital, capital equipment and marketing and sales. See "Use of Proceeds."


MANAGEMENT'S BROAD DISCRETION IN APPLICATION OF NET PROCEEDS

    The management of the Company has broad discretion to adjust the application and allocation of the net proceeds of this offering, including funds received upon exercise of the Warrants, of which there is no assurance, in order to address changed circumstances and opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of the net proceeds hereof. Pending use of such proceeds, the net proceeds of this offering will be invested by the Company in temporary, short-term interest-bearing obligations. See "Use of Proceeds."

DEPENDENCE ON TECHNOLOGY; YEAR 2000 (Y2K) ISSUE

    The Company's business is dependent upon a number of different information and telecommunications technologies to access and manage information, including handling a high volume of telephone calls on a daily basis. Rapid and evolving changes in these technologies may require greater than anticipated capital expenditures to improve or upgrade a high level of customer service. A failure of the Company's management of its information and telecommunications technologies may have a material adverse effect on the business, financial condition and results of operations of the Company.

    The Company's dependence upon information and telecommunications technology makes the Company relevant to Year 2000 issues. Because the Company receives product orders in advance of actual shipment, the Company must be able to identify and correct Year 2000 issues on a more expedited basis than companies in other industries who are not as dependent on information and telecommunications technologies. The Company believes that its information and telecommunications technologies are Year 2000 compliant. However, because the Company and its customers are dependent on certain vendors and suppliers who may not necessarily be Year 2000 compliant, such lack of compliance may have a material adverse effect on the business, financial condition and results of operations of the Company.

POSSIBLE DEPENDENCE ON CONTINUED GROWTH OF ONLINE COMMERCE.

    The Company's future revenues and any future profits may become dependent upon the widespread acceptance and use of the Internet and commercial online services as an effective medium of commerce by consumers. For the Company to be successful, these consumers must accept and utilize novel ways of conducting business and exchanging information. Convincing consumers to purchase products online may be particularly difficult, as such consumers have traditionally relied on catalogue purchases and are accustomed to a certain degree of human interaction in purchasing products. Rapid growth in the use of and interest in the Web, the Internet and commercial online services is a recent phenomenon, and there can be no assurance that acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the Internet and commercial online services as a medium of commerce, particularly for purchases of the Company's products. Demand for recently introduced services and products over the Internet and commercial online services is subject to a high level of uncertainty and there exist few proven services and products. The development of the Internet and commercial online services as a viable commercial marketplace is subject to a number of factors, including continued growth in the number of users of such services, concerns about transaction security, continued development of the necessary technological infrastructure and the development of complementary services and products. If the Internet and commercial online services do not become a viable commercial marketplace, the Company's business, operating results and financial condition may be materially adversely affected.

RAPID TECHNOLOGICAL CHANGE.

    The Internet and the online commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render the Company's existing online sites and proprietary technology and systems obsolete. The emerging nature of these products and services and their rapid evolution will require that the Company continually improve the performance, features and reliability of its online services, particularly in response to competitive offerings. The Company's success will depend, in part, on its ability to enhance its existing services, to develop new services and technology that address the increasingly sophisticated and varied needs of its prospective customers and to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of online sites and other proprietary technology entails significant technical and business risks and requires substantial expenditures and lead time. There can be no assurance that the Company will successfully use new technologies effectively or adapt its online sites, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If the Company is unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, its business, operating results and financial condition may be materially adversely affected.

ONLINE COMMERCE AND DATABASE SECURITY RISKS.

    A fundamental requirement for online commerce and communications is the secure transmission of confidential information over public networks. The Company relies on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. In addition, the Company maintains an extensive confidential database of customer profiles and transaction information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms used by the Company to protect customer transaction and personal data contained in the Company's customer database. If any such compromise of the Company's security were to occur, it may have a material adverse effect on the Company's reputation, business, operating results and financial condition. A party who is able to circumvent the Company's security measures could misappropriate proprietary information or cause interruptions in the Company's operations. The Company may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Concerns over the security of transactions conducted on the Internet and commercial online services and the privacy of users may also inhibit the growth of the Internet and commercial online services, especially as a means of conducting commercial transactions. To the extent that activities of the Company or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers or other personal information, security breaches may expose the Company to a risk of loss or litigation and possible liability. There can be no assurance that the Company's security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on the Company's business, operating results and financial condition.

UNCERTAIN PROTECTION OF PATENT, TRADEMARK, COPYRIGHT AND PROPRIETARY RIGHTS

    The Company may file patent, trademark and/or copyright applications relating to certain of the Company's hydroponic products and systems. If patent, trademarks or copyrights were to be issued, there can be no assurance as to the extent of the protection that will be granted to the Company as a result of having such patents, trademarks or copyrights or that the Company will be able to afford the expenses of any complex litigation which may be necessary to enforce its proprietary rights. Failure of the Company's patents, trademark and copyright applications may have a material adverse impact on the Company's business. Except as may be required by the filing of patent, trademark and copyright applications, the Company will attempt to keep all other proprietary information secret and to take such actions as may be necessary to insure the result of its development activities are not disclosed and are protected under the common law concerning trade secrets. Such steps will include the execution of nondisclosure agreement by key Company personnel and may also include the imposition of restrictive agreements on purchasers of the Company's products and services. There is no assurance that the execution of such agreements will be effective to protect the Company, that the Company will be able to enforce the provisions of such nondisclosure agreements or that technology and other information acquired by the Company pursuant to its development activities will be deemed to constitute trade secrets by any court of competent jurisdiction.

SUBSTANTIAL COMPETITION

    Businesses in the United States and abroad that are engaged in the hydroponic industry and related products and services are significant in number and highly competitive. Many of the companies with which the Company intends to compete are substantially larger and have substantially greater resources than the Company. It is also likely that other competitors will emerge in the future. The Company will compete with companies that have greater market recognition, greater resources and broader capabilities than the Company. As a consequence, there is no assurance that the Company will be able to successfully compete in its industry. See "Business."

LIABILITY AND INSURANCE

    The Company provides training and related services to its customers in connection with its hydroponic products and systems. The Company therefore may be exposed to the risk of liability for personal injury.

The Company maintains quality control programs in an attempt to reduce the risk of potential damage to persons and any associated potential liability. The Company maintains $1,000,000 per loss event/$6,000,000 policy aggregate of liability insurance covering damages resulting from negligent acts, errors, mistakes or omissions in rendering or failing to render its services. The Company is not a party to any legal proceedings and, to the best of its information, knowledge and belief, none is contemplated or has been threatened. See "Legal Proceedings."

LIMITATION ON DIRECTOR LIABILITY

    As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the liability of directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty except for liability in four specific instances. These are for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit. As a result of the Company's charter provision and Delaware law, stockholders may have more limited rights to recover against directors for breach of fiduciary duty. See "Management -- Limitation on Liability of Directors."

GOVERNMENT REGULATION

    The Company is not currently subject to direct regulation by any state or federal government agency other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or to commerce on the Internet, a new electronic marketing medium for the Company. However, due to the increasing popularity and use of the Internet for electronic commerce, it is possible that a number of laws and regulations may be adopted with respect to the Internet, conveying issues such as user privacy, credit card use and the pricing of commercial products offered for sale. The adoption of any such laws or regulations may stifle electronic commerce on the Internet, which may in turn decrease the demand for the Company's products and systems and increase the Company's cost of doing business or otherwise have an adverse impact on the Company's business, operating results or financial condition.

ARBITRARY OFFERING PRICE


    There has been no prior public market for the Company's securities. The price to the public of the shares offered hereby has been arbitrarily determined by negotiations between the Company and the Representative and bears no relationship to the Company's earnings, book value or any other recognized criteria of value. The offering price of $7.00 per share is substantially in excess of the net tangible book value of $.11 per share, derived from the Company's balance sheet as of July 31, 1999, and in excess of the price received by the Company for shares sold in prior transactions. See "Prospectus
Summary -- Selected Financial Data," "Underwriting," "Dilution and Other Comparative Data" and "Certain Transactions."



LACK OF PRIOR MARKET FOR SECURITIES OF THE COMPANY



    No prior market exists for the securities being offered hereby and no assurance can be given that a market will develop subsequent to this offering. The Underwriter may make a market in the securities of the Company upon the closing of this offering, but there is no assurance that it will do so, or if a market develops that it will be sustained. See "Description of Securities" and "Underwriting."



EXERCISE OF UNDERWRITER'S COMMON STOCK WARRANTS MAY HAVE DILUTIVE EFFECT ON
  MARKET



    The Company will also issue to the Underwriter and/or persons related to the Underwriter, for nominal consideration, warrants to purchase up to 100,000 shares of Common Stock. The Underwriter's Common Stock Warrants will be exercisable for a five year period commencing from the effective date of the offering at an exercise price of 120% of the price at which the Common Stock is sold to the public subject to adjustment. The warrants may have certain dilutive effects because the holders thereof will be given the opportunity to profit from a rise in the market price of the underlying shares with a resulting dilution in the interest of the Company's other shareholders. The terms on which the Company may obtain additional capital during the life of the warrants may be adversely affected because the holders of the warrants might be expected to exercise them at a time when the Company would otherwise be able to obtain comparable additional capital in a new offering of securities at a price per share greater than the exercise price of the warrants. The Company has agreed that, at the request of the holders thereof under certain circumstances, it will register under federal and state securities laws the Underwriter's warrants and/or the securities issuable thereunder. Exercise of these registration rights may involve substantial expense to the Company at a time when it could not afford cash expenditures and may adversely affect the terms upon which the Company may obtain additional funding and may adversely affect the price of the Common Stock. See "Underwriting."


NASDAQ SMALLCAP MARKET ELIGIBILITY AND MAINTENANCE

    Under the current rules relating to the listing of securities on the Nasdaq SmallCap Market a company must have (a) at least $4,000,000 in net tangible assets, or $750,000 in net income in two of the last three years, or a market capitalization of at least $50,000,000, (b) public float of at least 1,000,000 shares, (c) market value of public float of at least $5,000,000, and (d) a minimum bid price of $4.00 per share, among other requirements. For a continued listing, a company must maintain (a) at least $2,000,000 in net tangible assets, or $500,000 in net income in two of the last three years, or a market capitalization of at least $35,000,000, (b) public float of at least 500,000 shares, (c) market value of public float of at least $1,000,000 and (d) a minimum bid price of $1.00 per share; among other requirements.


    The Common Stock is expected to be eligible for initial listing on the Nasdaq SmallCap Market under the current rules upon the closing of the maximum offering. If at any time after issuance the Common Stock is not listed on the Nasdaq SmallCap Market, and no other exclusion from the definition of a "penny stock" under the Exchange Act were available, transactions in the securities would become subject to the penny stock regulations which impose additional sales practice requirements on broker-dealers who offer and sell such securities.


    If the Company should experience losses from operations, it may be unable to maintain the standards for continued listing and the securities may be subject to delisting from the Nasdaq SmallCap Market. Trading, if any, in the securities would thereafter be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq SmallCap Market listing requirements or in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the price of the securities.

REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF LOW-PRICED SECURITIES

    The Securities and Exchange Commission ("Commission") has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share, subject to certain exceptions. Upon authorization of the securities offered hereby for quotation, such securities will initially be exempt from the definition of "penny stock." If the securities offered hereby fall within the definition of a "penny stock" following the effective date, the Company's securities may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in this offering to sell the Company's securities in the secondary market. See "Description of Securities."

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET


    All of the Company's currently outstanding shares of Common Stock are "restricted securities" and, in the future, may be sold upon compliance with Rule 144, adopted under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of
(a) one percent of the Company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of the Company may sell is not so limited, since nonaffiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning the Company. Upon the sale of the maximum number of securities, the Company will have 3,000,000 shares of its common stock issued and outstanding, of which 2,000,000 shares will be "restricted securities." Therefore, during each three month period, a holder of restricted securities who has held them for at least the one year period may sell under Rule 144 a number of shares up to 30,000 shares. Non-affiliated persons who hold for the two-year period described above may sell unlimited shares once their holding period is met. However, pursuant to the terms of the Underwriting Agreement, the stockholders of the Company have agreed not to sell, transfer, assign or otherwise dispose of any securities of the Company for a period of 24 months following the date of this Prospectus. See "Dilution," "Principal Stockholders," "Certain Transactions," "Description of Securities" and "Underwriting."


    Prospective investors should be aware that the possibility of sales may, in the future, have a depressive effect on the price of the Company's Common Stock in any market which may develop and, therefore, the ability of any investor to market his shares may be dependent directly upon the number of shares that are offered and sold. Affiliates of the Company may sell their shares during a favorable movement in the market price of the Company's Common Stock which may have a depressive effect on its price per share. See "Description of Securities."

                                USE OF PROCEEDS


    After deducting the underwriting discounts and commissions and estimated offering expenses of this offering, the Company will receive net proceeds from this offering of approximately $1,590,500 if the minimum offering is sold and $5,853,500 if the maximum offering is sold. These proceeds will be utilized in order of priority by the Company as listed below for approximately 12 months substantially as follows:



                                                      APPROXIMATE AMOUNT OF NET PROCEEDS
                                           ---------------------------------------------------------
                                           MINIMUM OFFERING      %       MAXIMUM OFFERING      %
                                           ----------------   --------   ----------------   --------
OPERATING COSTS AND WORKING CAPITAL
Business Development(1)..................     $  500,000        31.44       $2,350,000        40.15
Capital Equipment(2).....................        300,000        18.86        1,250,000        21.35
Marketing and Sales(3)...................        300,000        18.86          750,000        12.81
Mergers and Acquisitions(4)..............        250,000        15.72          250,000         4.27
Working Capital(5).......................        240,500        15.12        1,253,500        21.42
                                              ----------       ------       ----------       ------
    TOTAL................................     $1,590,500       100.00       $5,853,500       100.00
                                              ==========       ======       ==========       ======


------------------------


(1) Includes hydroponic products and systems development, annual salaries for technical and services support and training personnel. The Company also intends to use approximately $250,000 of the proceeds of this offering to further design and develop its Internet Web site into a state-of-the-art, enhanced and fully interactive Web site to manage the Company's emerging e-commerce on the Internet. The Company believes that its state-of-the-art, enhanced and fully interactive Web site will be implemented and fully operational within approximately six months following the closing of this offering. The officers and employees of the Company also intend to receive remuneration as part of an overall group insurance plan providing health, life and disability insurance benefits for employees of the Company. Includes annual general and administrative employee salaries, exclusive of management salaries, associated benefits, related office rent and miscellaneous office expenses. The salaries of the officers of the Company will be paid from the Company's cash flow and not from the proceeds of this offering. See "Management--Remuneration."


(2) The Company intends to purchase and/or lease certain additional capital equipment and product inventory including, but not limited to, hydroponic hardware equipment and systems, computer hardware/software and systems, telephone and facsimile systems, security systems and office equipment and furniture.

(3) The amount allocated by the Company for marketing and sales includes marketing materials, advertising, business travel and a significant expansion of its marketing and sales staff.


(4) Following the closing of this offering, the Company intends to engage in a mergers and acquisitions campaign in order to merge with or acquire complementary companies in the $10 million to $25 million revenue range. The Company has not entered into any negotiations, agreements, arrangements or understandings with respect to the merger with or acquisition of any such target companies, or has any such agreement or understandings with any brokers or finders regarding same. The Company can make no assurances that it will be able to merge with or acquire any companies. Although the Company intends to utilize not more than $250,000 in its mergers and acquisitions activities during the 12 months following the date of this Prospectus, no assurances can be made that such funds will enable the Company to expand its base or realize profitable consolidated operations. Whenever possible, the Company intends to issue its securities rather than use such cash funds to consummate a merger or acquisition. The ability of the Company to engage in a mergers and acquisitions campaign in view of the Company's resources is uncertain. Should such funds not be utilized in its mergers and acquisitions activities, the Company intends to utilize the funds in equal amounts in capital equipment and marketing and sales.


(5) Working capital will be utilized by the Company to enhance and, otherwise, stabilize cash flow during the initial 12 months of operations following the closing of this offering, such that any shortfalls between cash generated by operating revenues and costs will be covered by working capital. Although the Company prefers to retain its working capital in reserve, the Company may be required to expend part or all of these proceeds as financial demands dictate.


    The Company is unable to predict the precise period for which this offering will provide financing, although management believes that the Company should have sufficient working capital to meet its cash requirements for the 12 months period following the date of this offering. Accordingly, the Company may need to seek additional funds through loans or other financing arrangements during this period of time. No such arrangements exist or are currently contemplated and there can be no assurance that they may be obtained in the future should the need arise.


    Pending utilization, management intends to make temporary investment of the proceeds in bank certificates of deposit, interest-bearing savings accounts, prime commercial paper or federal government securities.

                                    DILUTION


    As of July 31, 1999 the Company had a net tangible book value of $217,000 or $.11 per share, derived from the Company's balance sheet as of July 31, 1999. Net tangible book value means the tangible assets of the Company, less all liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the minimum and maximum number of shares offered hereby at an assumed price of $7.00 per share after deducting underwriting discounts and estimated offering expenses, pro forma net tangible book value as of July 31, 1999 would have been $1,811,000 and $6,074,000 or $.79 per share and $2.02 per share, respectively. The result would be an immediate increase in net tangible book value per share of $.68 and $1.91 per share, respectively, and an immediate dilution to new investors of $6.21 and $4.98 per share, respectively. As a result, public investors will bear most of the risk of loss since their shares are being purchased at a cost substantially above the price that existing shareholders acquired their shares. "Dilution" is determined by subtracting net tangible book value per share after the offering from the offering price to investors. The following table illustrates this dilution:



                                                             MINIMUM         MAXIMUM
                                                            OFFERING        OFFERING
                                                          -------------   -------------
Public offering price per share of the Common Stock
 offered hereby.........................................          $7.00           $7.00
  Net tangible book value per share, before the
    offering............................................  $ .11           $ .11
  Increase per share attributable to the sale by the
    Company of the shares offered hereby................  $ .68           $1.91
                                                          -----           -----
Pro forma net tangible book value per share, after the
 offering...............................................          $ .79           $2.02
                                                                  -----           -----
Dilution per share to new investors.....................          $6.21           $4.98
                                                                  =====           =====



    The above table assumes no exercise of the Underwriter's Common Stock Warrants. See "Description of Securities."



    The following table summarizes the investments of all existing stockholders and new investors after giving effect to the sale of the maximum number of shares offered hereby assuming no exercise of the Underwriter's Common Stock
Warrants:



                                                       PERCENTAGE                   PERCENT OF    AVERAGE
                                            SHARES      OF TOTAL      AGGREGATE       TOTAL      PRICE PER
MAXIMUM OFFERING                           PURCHASED     SHARES     CONSIDERATION    INVESTED      SHARE
----------------                           ---------   ----------   -------------   ----------   ---------
Present Stockholders.....................  2,000,000      66.67%     $    3,999          .05%      $--
                                                                                                   =====
Public Stockholders......................  1,000,000      33.33%     $7,000,000        99.95%      $7.00
                                           ---------     ------      ----------       ------       =====
    Total................................  3,000,000     100.00%     $7,003,999       100.00%      $2.33
                                           =========     ======      ==========       ======       =====
MIMIMUM OFFERING
-----------------------------------------
Present Stockholders.....................  2,000,000      86.96%     $    3,999          .19%      $  --
                                                                                                   =====
Public Stockholders......................    300,000      13.04%     $2,100,000        99.81%      $7.00
                                           ---------     ------      ----------       ------       =====
                                           2,300,000     100.00%     $2,103,999       100.00%      $ .91
                                           =========                 ==========       ======       =====

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company, as of July 31, 1999 and as adjusted to reflect the sale of the securities offered hereby. The table should be read in conjunction with the Financial Statements, and the notes thereto.



                                                                              AS ADJUSTED
                                                            JULY 31,    -----------------------
                                                              1999      MINIMUM(1)   MAXIMUM(1)
                                                           ----------   ----------   ----------
Long-term debt (2).......................................  $1,250,000   $1,250,000   $1,250,000
                                                           ----------   ----------   ----------
Stockholders' equity
  Common Stock, $.01 par value, 25,000,000 shares
    authorized, 2,000,000 shares outstanding; 3,000,000
    shares and 2,300,000 shares outstanding as adjusted
    maximum and minimum, respectively....................      20,000       23,000       30,000
  Additional paid-in capital.............................   1,045,000    2,433,000    6,689,000
  Notes receivable stockholders..........................    (525,000)    (525,000)    (525,000)
  Accumulated deficit....................................    (120,000)    (120,000)    (120,000)
                                                           ----------   ----------   ----------
    Total stockholders' equity...........................     420,000    1,811,000    6,074,000
                                                           ----------   ----------   ----------
    Total capitalization.................................  $1,670,000   $3,061,000   $7,324,000
                                                           ==========   ==========   ==========


------------------------


(1) As adjusted to reflect the net proceeds of this offering. Assumes no exercise of the Underwriter's Common Stock Warrants to purchase up to 100,000 shares of Common Stock. See "Description of Securities" and "Underwriting."


(2) Long-term debt consists primarily of capital lease obligations from related and non-related parties. See Note C to the accompanying "Financial Statements."

                                DIVIDEND POLICY

    Holders of the Company's Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. The Company does not anticipate the declaration or payment of any dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, the Company's financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid by the Company.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

PLAN OF OPERATION

    CropKing.com, Incorporated ("Company") designs, develops, manufactures, markets and sells proprietary, commercial hydroponic products and systems, and related technology, equipment and supplies to customers in the United States and abroad for the commercial year-round production of high value, specialty, disease and pesticide-free plant and floral crops, such as tomatoes, lettuce, peppers, herbs, strawberries and roses. The Company's hydroponic products and systems are offered to its prospective commercial and individual customers in standard and custom-designed configurations, providing versatile commercial structures, products and systems, including related technology, equipment and supplies, on a turn-key basis. The Company's hydroponic products and systems are offered through direct marketing and sales, dealers and distributors and by mail order.


    More recently, since September 1998, the Company has further designed and developed its World Wide Web site (www.cropking.com) in order to more efficiently offer, market and sell the Company's proprietary, commercial hydroponic products and systems, and related technology, equipment and supplies to its customers in the United States and abroad. Included in the Company's Internet Web site is the Company's two mail order catalogues, comprising approximately 1,250 pages of hydroponic products and systems, and related technology, equipment and supplies. The Company believes that emerging and rapidly developing e-commerce on the Internet represents a significant business opportunity for the Company. For the years ending July 31, 1998 and 1999, the Company's Internet Web site accounted for approximately three percent and six percent respectively, of the Company's sales.



    The Company intends to principally use the proceeds of this offering for operating costs and working capital, including business development, capital equipment, marketing and sales and mergers and acquisitions of complementary companies in an effort to significantly expand its business and operations. The Company also intends to use approximately $250,000 of the proceeds of this offering to further design and develop its Internet Web site into a state-of-the-art, enhanced fully interactive Web site to manage the Company's emerging e-commerce on the Internet. The Company believes that its state-of-the-art, enhanced and fully interactive Web site will be implemented and fully operational within the approximately six months following the closing of this offering. The Company can make no assurances that the proceeds of this offering will enable it to expand its business and operations in any manner.


    Unlike the generic greenhouses and equipment sold by other suppliers, the Company offers a controlled environment hydroponic products and systems design for the commercial year round production of high value, specialty, disease and pesticide-free plant and floral crops. A significant advance over conventional glass hothouses of the past, the Company's advanced greenhouse design utilizes energy efficient clear double covers constructed with the most advanced polymer technology available to keep energy costs to a minimum. The Company's proprietary design allows it to withstand high winds and heavy snow anywhere in the U.S. and still maintain ideal growing conditions inside.

    A complete hydroponics system, which is offered in standard and custom-designed configurations, includes heating, cooling and ventilation equipment, as well as dehumidification, optional floor heating, computerized environmental controller and monitor and an automated nutrient injection system. The Company does all the work for its customers on a turn key basis in sourcing and configuring its hydroponic products and systems from reputable and dependable suppliers, so that all of the parts to a system will work in harmony together. Also, the Company's technicians analyze a customer's water source to develop an appropriate nutrient program.The Company's technical staff conducts periodic and subsequent analyses to keep the customer's nutrients optimized for its target crops.


    The Company's marketing, distribution and sales strategy targets commercial and independent growers, dealers and distributors, mail order customers and Internet (address: www.cropking.com) customers. At year end July 31, 1999, commercial and independent growers represented approximately 67 percent of sales, dealers and distributors represented approximately 23 percent of sales, and mail order customers and Internet customers represented approximately ten percent of sales. The Company believes that its mail order and Internet customers will gain a larger percentage of its sales in the future due to stronger marketing efforts by the Company and a general trend in the market towards the electronic marketplace.


    The Company also uses direct marketing of its hydroponic products, systems and services, and intends to use a variety of other marketing programs to stimulate demand for its products, systems and services. These programs are focused on the target markets mentioned above and are designed to leverage the Company's mail order list (approximately 100,000 current and prospective customers) and the Internet, and both are powerful marketing vehicles. In addition, the Company intends to develop co-marketing programs with strategic corporate partners designed to take advantage of complementary marketing capabilities, E.G., agribusiness companies with mail order catalogues and other marketing and distribution channels for the Company's hydroponic products and systems.

    The Company also markets and distributes its products in the U.S. and abroad in part by disseminating its products and systems through multiple national and international distribution channels. The Company heretofore has had limited resources to market and distribute its products and systems. The Company can make no assurances as to the future success of its marketing and distribution strategy. Furthermore, the Company has limited resources to achieve the distribution of its products and systems and no assurances can be made that the Company will not require additional financing, which may not be available, to achieve such objective. The Company has designed its marketing and distribution strategy to address the particular requirements of its commercial and independent growers, and individual customers. Therefore, the Company's marketing and distribution efforts consists of a direct sales force of four persons, dealers and distributors, telesales, mail order catalogue and the Internet. Following the closing of this offering, the Company intends to increase its direct sales force by three persons, all of whom will work on a base salary plus a sales commission. There can be no assurance that such internal expansion will be successfully completed, that the cost of such expansion will not exceed the revenues generated; or that the Company's marketing and distribution organization will be able to successfully compete against the significantly more extensive and well-funded marketing and distribution operations of many of the Company's current or potential competitors. The Company's inability to effectively manage its internal expansion may have a material adverse effect on the Company's business, operating results or financial condition.


RESULTS OF OPERATIONS



    YEAR ENDED JULY 31, 1999, COMPARED TO JULY 31, 1998.



    For the year ended July 31, 1999, the Company reported revenue of $4,899,000 from the sale of its hydroponic products, systems and services, a 3% decrease compared to the same period ending July 31, 1998, where the Company reported revenue of $5,036,000 on the sale of its products, systems and services. The decrease was primarily attributable to a decrease in the sale of hydroponic systems and service revenue. The Company's gross margin on sales for the year ended July 31, 1999 of 36.8% as compared to July 31, 1998 of 38.2% decreased approximately 1.4% primarily due to a reduction in margins on hydroponic system sales and decreased service revenues.



    Selling, general and administrative expenses increased to $1,947,000 for the year ended July 31, 1999 from $1,708,000 for the year ended July 31, 1998. The increase was the result of expenditures primarily from wages due to additional management, administrative and sales staff needed to support operations and marketing in anticipation of the Company's initial public offering. Additionally, costs were incurred for professional fees, product development, marketing and the development of the Company's Internet Web site.



    During 1999, the Company incurred a $236,100 charge for expensing previously deferred public offering costs. The costs expensed relate to previously filed registration statements that do not have any on-going value (see note A in the accompanying notes to the financial statements).

    Interest and financing charges of $124,000 for the year ended July 31, 1999 remained approximately the same as compared to the year ended July 31, 1998.


LIQUIDITY AND CAPITAL RESOURCES


    The Company's operations to date have concentrated on continuing development of its hydroponic products and systems, establishing acceptance of its products and systems in its industry, providing technical service to its existing customer base and expansion of its business. The Company has, historically financed these activities through internally generated cash flows from operations and financing through long-term obligations (see Note C to the Company's Financial Statements). Management of the Company believes that the cash flow provided from operations and the minimum proceeds of this offering will be sufficient to sustain operations for the remainder of fiscal 2000 and fiscal 2001 and through fiscal 2002 if the maximum proceeds of this offering are received. Additional financing may be necessary to provide for continued product development and operations in fiscal 2002 if the minimum proceeds of this offering are received and in fiscal 2003 if the maximum proceeds of this offering are received. The Company also has available under a line of credit $750,000 which can be used for additional financing. There were no borrowings against the line at July 31, 1999.



    The Company has an income tax refund of approximately $100,000 that it expects to receive in fiscal 2000. This refund is the result of the Company's net operating loss for fiscal 1999 and the corresponding tax loss carryback.



    In January 1998, the Company entered into a letter of intent with the Underwriter for this initial public offering of the Company's securities. The net proceeds of this offering should provide adequate working capital for the Company to enhance and, otherwise, stabilize cash flow during at least the 12 months of operations following the closing of this offering, such that any shortfalls between cash generated by operating revenues and costs will be covered by working capital. Although the Company prefers to retain its working capital in reserve, the Company may be required to expend part or all of these proceeds as financial demands dictate.



    The Company is unable to predict the precise period for which this offering will provide financing, although management believes that the Company should have sufficient working capital to meet its cash requirements for the 12 months period following the date of this offering. Accordingly, the Company may need to seek additional funds through loans or other financing arrangements during this period of time. No such arrangements exist other than the Company's line of credit mentioned above or are currently contemplated and there can be no assurance that they may be obtained in the future should the need arise.


    Pending utilization, management of the Company intends to make temporary investment of the proceeds in bank certificates of deposit, interest-bearing savings accounts, prime commercial paper or federal government securities.

IMPACT OF INFLATION

    The Company does not believe that inflation has had a material adverse effect on income since its inception. Increases in supplies or other operating costs may adversely affect the Company's operations; however, the Company believes it may increase prices of its hydroponic products, systems and services to offset increases in operating costs.

SEASONALITY

    Based on its experience to date, the Company believes that its future operating results will not be subject to seasonal changes. Such effects, should they occur, may be apparent in the Company's operating results during a period of expansion. However, the Company can make no assurance that its business can be significantly expanded.

                                    BUSINESS

OVERVIEW

    CropKing.com, Incorporated ("Company") designs, develops, manufactures, markets and sells proprietary, commercial hydroponic products and systems, and related technology, equipment and supplies, to customers in the United States and abroad for the commercial year-round production of high value, specialty, disease and pesticide-free plant and floral crops, such as tomatoes, lettuce, peppers, herbs, strawberries and roses. The Company's hydroponic products and systems are offered to its prospective commercial and individual customers in standard and custom-designed configurations, providing versatile commercial structures, products and systems, including related technology, equipment and supplies, on a turn-key basis. The Company's hydroponic products and systems are offered through direct marketing and sales, dealers and distributors and by mail order. The Company annually distributes more than 100,000 mail order catalogs and other marketing materials to its customers and prospective customers worldwide.


    More recently, since September 1998, the Company has further designed and developed its World Wide Web site (www.cropking.com) in order to more efficiently offer, market and sell the Company's proprietary, commercial hydroponic products and systems, and related technology, equipment and supplies to its customers in the United States and abroad. Included in the Company's Internet Web site is the Company's two mail order catalogues, comprising approximately 1,250 pages of hydroponic products and systems, and related technology, equipment and supplies. The Company believes that emerging and rapidly developing e-commerce on the Internet represents a significant business opportunity for the Company. For the years ending July 31, 1998 and 1999, the Company's Internet Web site accounted for approximately three percent and six percent, respectively, of the Company's sales.



    The Company intends to principally use the proceeds of this offering for operating costs and working capital, including business development, capital equipment, marketing and sales and mergers and acquisitions of complementary companies in an effort to significantly expand its business and operations. The Company also intends to use approximately $250,000 of the proceeds of this offering to further design and develop its Internet Web site into a state-of-the-art, enhanced and fully interactive Web site to manage the Company's emerging e-commerce on the Internet. The company believes that its state-of-the-art, enhanced and fully interactive Web site will be implemented and fully operational within approximately six months following the closing of this offering. The Company can make no assurances that the proceeds of this offering will enable it to expand its business and operations in any manner. See "Use of Proceeds" and "Financial Statements."


    The Company was incorporated in the State of Ohio in June 1982 and reincorporated in the State of Delaware in August 1997. The Company (formerly, CropKing, Incorporated) changed its name to CropKing.com, Incorporated in November 1998. The principal executive offices of the Company are located at 5050 Greenwich Road, Seville, Ohio 44273, and its telephone number is (330) 769-2002. The Company's Internet Web site address is www.cropking.com. Unless the context otherwise indicates, the terms "Company" and "CropKing" as used in this Prospectus refer to CropKing.com, Incorporated.

WORLD WIDE WEB SITE STRATEGY

    WWW.CROPKING.COM

    The Company believes that its recent emphasis on its World Wide Web site will enable it to realize significant savings in future operating expenses and other efficiencies. The Company believes that the proceeds of this offering combined with the design and development of a state-of-the-art, enhanced and fully interactive Web site to manage the Company's emerging e-commerce on the Internet will allow the Company to more efficiently compete with its competitors by (i) providing competitive prices and product inventory availability, (ii) enhancing and simplifying access to the Company's products and information and
(iii) enabling more efficient and rapid delivery of products and information to its customers.

    The Internet and commercial online services are emerging as significant global communications media enabling millions of people to share information and conduct business electronically. A number of factors have contributed to the growth in the Internet and commercial online services usage, including the large and growing installed base of advanced personal computers in the home and workplace, improvements in network infrastructure, easier, faster and cheaper access to the Internet and commercial online services, the introduction of alternative Internet access devices and increased awareness of the Internet and commercial online services among consumer and business users. International Data Corporation ("IDC") estimates that the number of World Wide Web users will grow from approximately 50 million in 1998 to approximately 129 million worldwide by 2000.

    The functionality and accessibility of the Internet and commercial online services have made them an increasingly attractive commercial medium by providing features that historically have been unavailable through traditional channels. For example, the Internet and commercial online services provide users with convenient access to large volumes of dynamic data to support their purchase and other decisions.

    Online retailers like CropKing.com are able to communicate more effectively with customers by providing frequent updates of featured selections, content, pricing and visual presentations and provide tailored services by capturing valuable data on customer tastes, preferences, shopping and buying patterns. Unlike most traditional distribution channels, online retailers do not have the burden of managing and maintaining numerous local facilities to provide their services on a global scale. In contrast, online retailers benefit from the relatively low cost of reaching and electronically serving customers worldwide from a central location. Because of these advantages, an increasingly broad base of products and services are being sold online, including books, brokerage services, computers and music as well as hydroponic products and related technology. IDC estimates that the total value of services and products purchased over the Web grew from $296 million in 1995 to approximately $5.5 billion 1997, and will increase to approximately $123 billion by 2000.

    Moreover, as the number of online content, commerce and service providers has expanded, strong brand recognition has become important to the success of such companies. Brand development is especially important for online retailers due to the need to establish trust and loyalty among consumers in the absence of face-to-face interaction. In addition, some online retailers have begun to establish long-term strategic partnerships and alliances with content, commerce and service providers to rapidly build brand recognition and trust, enhance their service offerings, stimulate traffic, build repeat business, take advantage of cross-marketing opportunities and create barriers to entry. The Company believes that it enjoys outstanding brand recognition and loyalty among its customers.


    More recently, since September 1998, the Company has further designed and developed its World Wide Web site (www.cropking.com) in order to more efficiently offer, market and sell the Company's proprietary, commercial hydroponic products and systems, and related technology, equipment and supplies to its customers in the United States and abroad. Included in the Company's Internet Web site is the Company's two mail order catalogues, comprising approximately 1,250 pages of hydroponic products and systems, and related technology, equipment and supplies. The Company believes that emerging and rapidly developing e-commerce on the Internet represents a significant business opportunity for the Company. For the years ending July 31, 1998 and 1999, the Company's Internet Web site accounted for approximately three percent and six percent, respectively, of the Company's sales.



    The Company also intends to use approximately $250,000 of the proceeds of this offering to further design and develop its Internet Web site into a state-of-the-art, enhanced and fully interactive Web site to manage the Company's emerging e-commerce on the Internet. The company believes that its state-of-the-art, enhanced and fully interactive Web site will be implemented and fully operational within approximately six months following the closing of this offering.


    The Company's business is dependent upon a number of different information and telecommunications technologies to access and manage information, including handling a high volume of telephone calls on a daily bases. Rapid and evolving changes in these technologies may require greater than anticipated capital expenditures to improve or upgrade a high level of customer service. A failure of the Company's management of its information and telecommunications technologies may have a material adverse effect on the business, financial condition and results of operations of the Company.

    The Company's dependence upon information and telecommunications technology makes the Company relevant to Year 2000 issues. Because the Company receives product orders in advance of actual alignment, the Company must be able to identify and correct Year 2000 issues on a more expedited basis than companies in other industries who are not as dependent on information and telecommunications technologies. The Company believes that its information and telecommunications technologies are Year 2000 compliant. However, because the Company and its customers are dependent on certain vendors and suppliers who may not necessarily be Year 2000 compliant, such lack of compliance may have a material adverse effect on the business, financial condition and results of operations of the Company.

    The Company's future revenues and any future profits may become dependent upon the widespread acceptance and use of the Internet and commercial online services as an effective medium of commerce by consumers. For the Company to be successful, these consumers must accept and utilize novel ways of conducting business and exchanging information. Convincing consumers to purchase products online may be particularly difficult, as such consumers have traditionally relied on catalogue purchases and are accustomed to a certain degree of human interaction in purchasing products. Rapid growth in the use of and interest in the Web, the Internet and commercial online services is a recent phenomenon, and there can be no assurance that acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the Internet and commercial online services as a medium of commerce, particularly for purchases of the Company's products. Demand for recently introduced services and products over the Internet and commercial online services is subject to a high level of uncertainty and there exist few proven services and products. The development of the Internet and commercial online services as a viable commercial marketplace is subject to a number of factors, including continued growth in the number of users of such services, concerns about transaction security, continued development of the necessary technological infrastructure and the development of complementary services and products. If the Internet and commercial online services do not become a viable commercial marketplace, the Company's business, operating results and financial condition may be materially adversely affected.

    The Internet and the online commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render the Company's existing online sites and proprietary technology and systems obsolete. The emerging nature of these products and services and their rapid evolution will require that the Company continually improve the performance, features and reliability of its online services, particularly in response to competitive offerings. The Company's success will depend, in part, on its ability to enhance its existing services, to develop new services and technology that address the increasingly sophisticated and varied needs of its prospective customers and to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of online sites and other proprietary technology entails significant technical and business risks and requires substantial expenditures and lead time. There can be no assurance that the Company will successfully use new technologies effectively or adapt its online sites, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If the Company is unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, its business, operating results and financial condition may be materially adversely affected.

    A fundamental requirement for online commerce and communications is the secure transmission of confidential information over public networks. The Company relies on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. In addition, the Company maintains an extensive confidential database of customer profiles and transaction information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms used by the Company to protect customer transaction and personal data contained in the Company's customer database. If any such compromise of the Company's security were to occur, it may have a material adverse effect on the Company's reputation, business, operating results and financial condition. A party who is able to circumvent the Company's security measures could misappropriate proprietary information or cause interruptions in the Company's operations. The Company may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Concerns over the security of transactions conducted on the Internet and commercial online services and the privacy of users may also inhibit the growth of the Internet and commercial online services, especially as a means of conducting commercial transactions. To the extent that activities of the Company or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers or other personal information, security breaches may expose the Company to a risk of loss or litigation and possible liability. There can be no assurance that the Company's security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on the Company's business, operating results and financial condition.

THE HYDROPONIC INDUSTRY

    Hydroponics may be generally defined as the science of growing disease and pesticide-free plants in soilless, insert media, to which is added a water soluble nutrient containing the essential elements needed by the plant for optimum growth and development. It is not a new scientific endeavor, with work being done by researchers as early as the 1600's. In the early 1930's W. F. Gericke of the University of California applied laboratory experiments in plant nutrition to practical and commercial use. In doing so, he termed these nutri-culture system, "hydroponics," derived from two Greek words, HYDRO and PONOS, hydro, meaning water, and ponos, meaning labor, or literally, working water.

    Only since the mid 1980's, has hydroponics taken a major step forward with the introduction of two particular growing media, including rockwool and perlite. The advantages of these two media have allowed hydroponics to move forward and become accepted as a practical and profitable way of growing certain crops. Gericke's application of hydroponics soon proved itself by providing food for troops stationed on non-arable islands in the Pacific in the early 1940's. In 1945, the U.S. Army Air Force solved its problem of providing its personnel with fresh vegetables by practicing hydroponics on the rocky islands normally incapable of producing such crops.

    With the development of plastics, hydroponics took another large step forward. Plastics freed growers from the costly construction of concrete tanks and beds previously used. Today, computerized environmental control systems, automated injector feed systems, plastic plumbing and grow bags and other technological innovations, have allowed growers to become increasingly efficient in their production of crops using hydroponics, thereby reducing both capital and operational costs.

    Hydroponics has become a reality for growers in all climate regions. Large hydroponic greenhouse complexes exist throughout the world including Holland, England, Germany, the Middle East, Spain and Africa. Holland has been a leader in the hydroponic industry. In this small country, no larger than the state of Connecticut, there are over ten thousand acres of greenhouses utilizing hydroponic technology. Much of the production is shipped to the United States and other countries at premium prices. England's hydroponic industry, while somewhat smaller than Holland's, still includes well over four thousand acres of hydroponic greenhouse production. Canada has over one thousand acres, but in the United States, there are currently only about one thousand acres of hydroponic greenhouse production.

    Why this small amount, in a country far larger geographically and in population than its European counterparts? It is primarily because U.S. demand for high quality vegetables has lagged behind that of other countries. Not until the "baby boomer" generation matured did the consumer demand the quality that only hydroponics can provide. Thus, in the late 1970's and early 1980's as the post-war generation entered the market, they demanded quality produce, and exhibited a willingness to pay a premium price to obtain it.

    Hydroponic production techniques have significantly improved, and agriculturally inclined entrepreneurs have begun to meet that demand. The growing systems used in Holland and several other countries where hydroponic technology is advanced, include the perlite and rockwool systems and rarely is any other system considered by these up-to-date growers. The Company has "packaged" its own proprietary technology that the Company believes is the most efficient, most productive technology in its industry and offers it on a turn-key basis to its customers worldwide.

    Commercial hydroponics lends itself well to individual and small business operated greenhouse enterprises where with good management practices, it can be profitable supplying local markets with fresh produce on a year round basis. The Company believes that markets for hydroponically grown produce have been established and demand currently exceeds supply.

    The advantages of hydroponics VIS A VIS traditional field agriculture are significant, including:

    - Superior taste, quality, appearance, uniformity and extended shelf life of hydroponic vegetables.

    - No sterilization of growing media required and plant nutrition is easily and completely controlled within nutrient tanks.

    - No weeds, no cultivation, no soil borne diseases or insects. Allows for uniform water availability to plants.

    - Closer plant spacing is possible and moveable plant channels allow greater production from equal areas for some crops.

    - Less water is required and less fertilizer needed. Root zone heating, known to especially benefit tomatoes and cucumbers, is feasible and practical.

    - Use of biological controls including beneficial insects and safe methods of insect control are possible in a controlled environment system.

    For many of the Company's customers, tomatoes are the ideal crop to produce due to their high demand and high market value. Since tomatoes are a universal staple in the American diet, they are easily marketed, even in outlying rural areas away from major markets. This ease of marketing all that a grower can produce is an important issue to consider when choosing a hydroponic crop. Also, with a ten day shelf life, tomatoes need no refrigeration or special treatment prior to delivery to market.

    Consumer acceptance of hydroponically grown tomatoes has also contributed to their appeal to the large commercial grower. Most of the year consumers must depend on field grown tomatoes, usually from Mexico, Florida or California. These green picked, gas ripened tomatoes are usually of questionable quality and their taste and texture leave much to be desired. Transportation costs, unionized labor, and climatic conditions are increasing the cost to produce field vegetables, and are causing a shift of vegetable production closer to the markets, making controlled environment tomato production a particular profitable alternative for the grower who is looking to diversify.

    The quality of the hydroponically grown tomato is superior, with a beautiful appearance, smooth skin, little or no blemishes, a deep red color when fully ripe, a real tomato aroma, a meaty texture and an excellent taste, much like very carefully cultivated garden tomatoes. Produce buyers are anxious to find suppliers for this quality of tomato at a reasonable price.

    Most hydroponic growers prefer to grow a single tomato crop for the entire year, with northern growers usually planting seeds in early January, and southern growers planting in August. Some growers plant two crops per year, a spring and a fall crop, thereby eliminating the lower price received during the summer months and allowing a reduction in labor at those times. In the north, while the price is lower for a month or so in the summer time, hydroponic tomatoes bring a premium price, right through the home grown season.

    To make a full time business, to generate sufficient wages for the owner/operator customer, and to earn a reasonable profit, the Company recommends a quarter acre, four bay greenhouse as the minimum size to begin with. Some customer growers wishing to start out on a smaller scale choose either a 30' X 128' free-standing unit, or a two bay connect unit, which can be added onto in the future.

    Hydroponic tomatoes can be grown in several types of soilless systems, with perlite bags being one of the most popular. Rockwool, peat bags and NFT (Nutrient Film Technique), are also used by some growers. The perlite bag system, developed by growers in Scotland, is becoming the most popular system due to the lower capital costs and ease of installation and management. Although perlite is the system included in the Company's systems, the Company is able to offer a variety of other systems, depending on the grower's requirements.

STRATEGIC CONSIDERATIONS

    The Company believes that the hydroponic industry will be an important industry in the foreseeable future due to four overriding environmental issues that have worldwide implications and which are instrumental in the Company's business strategy:

    DECREASING FRESH WATER SUPPLIES AND WATER QUALITY.

    During this century demands for fresh water have soared worldwide. This is due to rapid industrialization and the needs of a rapidly expanding world population. Almost all of open field crops in the U.S. and many other countries draw heavily from rivers and underground aquifers. Whole agricultural regions depend on these sources, and many water sources are fast disappearing.

    For example, the Ogalala Aquifer, which stretches from Canada down through the Southwestern U.S., is responsible for millions of acres of bountiful croplands and grazing lands. The United States Geological Survey (USGS) reports that this aquifer, which has only been in heavy use for less than 50 years, is more than two-thirds depleted in some areas. It is estimated that much of this aquifer will be close to bone dry in 30-40 years with current usage. This aquifer may take thousands of years to replenish itself.

    The many fresh water wells in the Middle East are another example. Up to 30 years ago, water in these wells was always available a few meters down--even at the end of severe 7-12 years droughts that have been recorded periodically during the past 3,000 years. Now, at some of these wells, it is necessary to go down 1,000 meters and more to draw water. Moreover, as underground water table levels decline, or pockets (known as "lenses") of fresh water become smaller, water usually becomes more "brackish;" it has higher concentrations of dissolved salts. When this water is used for irrigation, and the water evaporates, it leaves a salt residue (known as "salinization"). As this salt residue builds up, it reaches a level where plants will not grow in it.

    Many of California's formerly productive agricultural lands no longer grow crops. They are coated by, and saturated with, salt. Something similar can be seen along the Nile in Egypt below the Aswan Dam. The annual flooding of the undamed Nile used to wash away evaporated salts from what was some of the most fertile land in the world. Now the farmland shines white with salt instead of green with crops.

    Another problem is increasing contamination of rivers and aquifers with the excessive use of chemical fertilizers and insecticides on farms, plus chemical pollution from urban development and industry. 250 million tons of industrial waste is generated every year, much of it released into the air. Also, heavy metals and deadly chemicals are leached by water from garbage and toxic wastes in landfills, finding their way into underground water and waterways, which are often used to irrigate crops. One of many examples is cadmium. This toxic heavy metal is readily taken up by the root system of lettuce and works its way into the leaves. Eating those lettuce leaves in salads means ingesting a toxic chemical that the body stores away. When enough cadmium accumulates, it means serious health problems.

    Good quality fresh water can only become more scarce, more expensive and more controlled. A well managed hydroponic plant wastes no water. That is because whatever the plant does not use is recirculated instead of draining away. Excellent water utilization provides a strong competitive advantage for the hydroponic industry.

    INCREASING FREQUENCY OF CLIMATE RELATED PROBLEMS.

    In recent years, farmers in the U.S. and abroad have experienced more climate and weather related problems than ever before, severely curtailing production of many basic crops. Freezes in southern Florida and throughout southern U.S. have significantly damaged field tomato production for the past several years. Droughts, floods, wind, hail, early freezes and late frosts, have significantly upset the typical planting and harvesting schedules of farmers throughout the U.S.

    This year's El Nino storms have caused more areas of the country to be considered disaster areas than any other single event of this century. El Nino's heavy rains and high winds have caused substantial crop damage to tomato, lettuce, cucumber and pepper crops in California, strawberry and tomato crops in Florida, peach and apple orchards in the southeast, and will delay or prevent early plantings of many food crops in the midwest this Spring.

    If conditions in the 1990's are similar to two similar weather cycles of the last century (and so far they have been worse), we may expect to continue to encounter climate extremes of drought, flood and other severe and unusual weather on a worldwide basis. It is predicted that a major drought combined with current population trends may cause widespread food shortages and possibly a worldwide food crisis, persisting for several years. World political power may center around food and water, not necessarily on just oil or technology, as it does today. Witness what is currently occurring in North Korea, where alternating drought and floods have devastated the farmers' ability to feed their countrymen.

    There is recent evidence that our planet may have entered a period linked to weather and climate extremes, plus increased volcanic and earthquake activity. The natural forces at work may last several years. New weather patterns caused by El Nino are already shifting rainfall and its timing. Weather patterns are significantly changing the growing conditions in many parts of the world to such an extent that farmers worldwide are having a difficult time knowing when and when not to plant their crops. Many of the areas we have come to rely on as primary crop producing regions may be affected. Until a new weather pattern stabilizes, we should expect much more unpredictability and less favorable growing conditions. Further, these historic climatic concerns are likely to be magnified by the continuing erosion of the earth's ozone layer, unprecedented overpopulation that is already straining natural resources, and the depletion of fresh water supplies.

    This climatic environmental issue favors protected crops, controlled environment agriculture and hydroponics. With a well designed hydroponic growing system, a grower can do much to protect plants from drought and flooding, unseasonable frosts and freezes, wind and hail, and other sudden and more common changes in climate conditions. The Company believes that these are strong competitive advantages for the hydroponic grower and represents a significant business opportunity for the Company.

    INCREASING EROSION OF TOP SOIL AND SOIL DEGRADATION.

    More than three billion acres of agricultural land has sustained heavy soil damage due to human action. That is an area the size of China and India combined. The World Resources Institute reports that:

    - 22 million acres no longer support vegetation,

    - 740 million acres need extensive restoration, and

    - 2,300 million acres need major and costly reclamation.

    The cost of restoration and reclamation, or even of meeting modest regulations needed to control soil erosion and contamination, is beyond the means of most developing countries.

    Soil erosion is among the major environmental problems facing the world today. Each year an estimated two billion tons of top soil are lost to wind or to water runoff. Agricultural output in many areas continues to decline because of erosion and soil degradation. Major causes cited by the World Resources Institute include:

    - Overgrazing by livestock causes 35% of soil erosion. It is widespread in Africa and Oceania.

    - Deforestation accounts for 30% of soil erosion. It is predominant in South America and increasing in South East Asia.

    - Harmful agricultural practices are responsible for 28% of soil loss and degradation. It occurs because of over-fertilization and insufficient fallow or rest periods. "Slash and burn" methods by poverty-stricken inhabitants in Africa, Asia and South America leave fields vulnerable to erosion.

    - Salinization, the build up of salts in soil, has been discussed above.

    - Soil compaction, due to commercial farming methods is another problem. In addition to water and nutrients, plant roots need easy access to oxygen for best growth.

    Hydroponic crops are not grown out of depleted and/or contaminated soil. Special nutrient formulas provide more than just basic elements, and often include subtle trace elements that "maximize the genetic potential" of the plant. These formulas help the plant and its fruit develop to be the best it can be. In addition, some hydroponic growing systems maximize the oxygen that reaches the plant's root system, and that is very beneficial to plant growth.

    INCREASING RESISTANCE OF INSECT PESTS AND PLANT DISEASES TO CHEMICAL
     CONTROLS.

    Insects play essential roles in nature. They aid bacteria and other organisms in soil formation. Many plants depend on insects for pollination. A few insects produce important commercial products--honey, silk, wax, dyes and pigments, for example. However, the United Nations Food and Agriculture Organization ("UNFAO") estimates that one-third of all cultivated crops are now lost to insect pests. That percentage is rapidly increasing according to UNFAO.

    Direct damage is done by feeding on leaves, stems, roots or fruit. Indirect damage occurs when insects transmits bacterial, or more frequently, viral infections to a crop. For example, in the American Southwest and Mexico, the white fly is known to transmit a virus that devastates both open field and protected crops, and for which no effective control is known.

    The first large scale use of pesticides in agriculture was in the 1860's. Massive use of pesticides and insecticides in the U.S. began in the 1940's--only about 60 years ago. Other countries followed our practices or accepted U.S. aid and our practices. Since the 1950's, pesticide resistant species have increased dramatically. As of 1997 at least 520 insects and mites, at least 150 plant diseases and at least 113 weeds have developed resistance to one or more pesticides meant to control them. In addition, 17 insect species are resistant to all major classes of insecticides. Several plant diseases are now immune to most fungicides used against them.

    Growing healthy plants and using biological controls are becoming increasingly important. The Company believes that a skilled grower can have a significant advantage in a hydroponic greenhouse. More important for customer business, significant segments of the market are willing to seek out and to pay a premium price for high grade produce that is grown without the use of dangerous pesticides, insecticides and fungicides.

    The Company believes that as these four environmental issues intensify, its strategy will be to define its hydroponic products and systems as a part of the solution to these important and overriding worldwide concerns. The Company's hydroponic products and systems have been designed to offer a lower risk, higher profit alternative to traditional outdoor agriculture, combining the advantages of soilless growing techniques with a technically controlled greenhouse environment for unprecedented control over the quality and consistency of many high yield crops, including tomatoes, lettuce, peppers, herbs, strawberries and roses. By providing plants with the right amounts of nutrients for optimum growth, maintaining the right balance of temperature and humidity and applying proper biological methods of insect control, the Company's customers should be able to produce commercial, year-round high value, specialty, disease and pesticide-free plants and floral crops.

    Also, an important part of the Company's strategy is to stress the significant environmental and economic advantages of its hydroponic products and systems over traditional field agriculture.

        TRADITIONAL FIELD AGRICULTURE           CROPKING'S HYDROPONIC PRODUCTS AND SYSTEMS
---------------------------------------------  ---------------------------------------------
    Picked green and "gassed" to maturity          Fresh, vine ripened, harvested at the
                                                       peak of taste and appearance

      Shipped long distances to market                     Grown close to market

        Seasonal production, when all                       Grown out of season
         field growers have product                       when demand is highest

    Subject to weather-related problems;              Controlled environment insures
  frost, freeze, flood, drought, wind, rain               optimum growing climate

   Soil related problems; weeds, insects,
                   disease                            No soil means no soil problems

Chemical means of insect and disease control             Safe, biological means of
                                                        insect and disease control

         Poor quality--poor consumer                  Superior quality--good consumer
                 acceptance                                     acceptance

HYDROPONIC PRODUCTS AND SYSTEMS

    The Company designs, develops, manufactures, markets and sells proprietary, commercial hydroponic products and systems, and related technology, equipment and supplies, to customers in the United States and abroad for the commercial year-round production of high value, specialty, disease and pesticide-free plant and floral crops. The Company's hydroponic products and systems are offered to its prospective commercial and individual customers in standard and custom-designed configurations, providing versatile commercial structures, products and systems, including related technology, equipment and supplies, on a turn-key basis.

    Unlike the generic greenhouses and equipment sold by other suppliers, the Company offers a controlled environment hydroponic products and systems design for the commercial year round production of high value, specialty, disease and pesticide-free plant and floral crops. A significant advance over conventional glass hothouses of the past, the Company's advanced greenhouse design utilizes energy efficient clear double covers constructed with the most advanced polymer technology available to keep energy costs to a minimum. The Company's proprietary design allows it to withstand high winds and heavy snow anywhere in the U.S. and still maintain ideal growing conditions inside.

    A complete hydroponics system, which is offered in standard and custom-designed configurations, includes heating, cooling and ventilation equipment, as well as dehumidification, optional floor heating, computerized environmental controller and monitor and an automated nutrient injection system. The Company believes that its computerized environmental controllers and monitors do not contain software subject to year 2000 issues and concerns that would have a material adverse impact on its business, operating results or financial condition. The Company does all the work for its customers on a turn key basis in sourcing and configuring its hydroponic products and systems from reputable and dependable suppliers, so that all of the parts to a system will work in harmony together. Also, the Company's technicians analyze a customer's water source to develop an appropriate nutrient program. The Company's technical staff conducts periodic and subsequent analyses to keep the customer's nutrients optimized for its target crops.

    A standard 30' X 128' free standing configuration of the Company's hydroponic system includes the following features:

1. HYDROPONIC GREENHOUSE STRUCTURE

    All of the Company's hydroponic greenhouse structures feature high strength galvanized structural steel tubing, with 50,000-55,000 PSI tensile strength. Frame, galvanized structural steel, with 4' arch spacing, with ground stakes, couplers, five purlins, wind braces, cross braces, connectors, driving head, hardware and blueprints. Also includes 2" x 4" end wall brackets for attaching endwall studs.

2. ENTRANCE DOOR

    Greenhouse entrance door, steel clad, insulated door with window, aluminum casing, handle and lockset.

3. U.V. RESISTANT COVER

    Two covers, 3 year U.V. resistant cover film with inner layer of infrared energy saving and outer layer U.V.A. clear. End cover is simple layer, 3 year U.V.A. film.

    NOTE: POLYCARBONATE ENDWALL COVERING IS OPTIONAL.

    Aluminum extruded cover lock for base and cedar fascia for end arches. Barten tape for end framing, with screws, bit and mallet.

    Air inflation kit with blower and mounting hardware for double wall insulated cover system.

4. COOLING SYSTEM

    Two 48" American Coolair exhaust fans with galvanized slope wall housing, fan guards, aluminum shutters (one 1-speed, one 2-speed).

    Glacier Cor evaporative pad cooling system, with water distribution system, pad retainer, aluminum water return system, pump, float valve plumbing kit.

    NOTE: SUMP TANK IS NOT INCLUDED AND MUST BE PURCHASED LOCALLY.

5. HEATING SYSTEM

    Two gas unit heaters, propeller type, with aluminized steel heat exchanger (10 year warranty), gravity vented with standing pilot and fan time delay. 80% Thermal Efficiency. Natural or LP.

    NOTE: GALVANIZED VENT PIPE IS NOT INCLUDED AND MUST BE PURCHASED LOCALLY.

    The heater hanger kits, galvanized steel, with nuts, bolts and hardware for mounting.

    NOTE: A HOT WATER, BOTTOM HEATING SYSTEM IS AVAILABLE AT ADDITIONAL COST, BUT CAN SAVE SIGNIFICANTLY ON ENERGY COSTS AND CAN INCREASE YIELDS.

6. AIR CIRCULATION SYSTEM

    One 30" fan jet system with motorized air intake shutter, housing, heat kit and hardware.

    Air delivery kit with 120' poly air tube, punched, with support wire and tube mounting hangers.

7. ENVIRONMENTAL CONTROLS

    Q-Com, "Grower's Choice," Model 1500, with on screen programming, power supply, 15 outputs, 9 LED status display indicators and manual switches, 6 pilot ready outputs, temperature and humidity sensor in radiation housing. Pre-wired to electrical panel.

8. AIR INTAKE VENT ASSEMBLY

    Counterbalanced cedar baffle door framing with fiberglass covering, all cables, pulleys and hardware.

    NOTE: AUTOMATIC POWER VENT OPTIONAL.

9. PLANT SUPPORT SYSTEM

    Heavy duty galvanized steel plant support system with 3" end posts and 2" intermediate posts including wire cable, eye bolts, U-bolts and turnbuckles.

10. ELECTRICAL PANEL

    Pre-wired electrical panel including interior panel box, relay box, breakers, relays, duplex receptacle, mounted on plywood board.

    NOTE: WIRE FROM SERVICE TO PANEL, AND PANEL TO MOTORS, HEATERS, ETC., IS NOT INCLUDED AND MUST BE PURCHASED BY GROWER.

11. PERLITE NUTRIENT FEED SYSTEM

    Triple Nutrient Injector System (pre-assembled, mounted and tested), three concentrate tanks, pressure gauge, solenoid valve and plumbing kit.

    Nutrient delivery system including main nutrient feed header, T connectors for feed lines, CNL drip emitters, plugs, stakes, feeder tubes, punch, fittings and hardware.

12. GROWER TECH SERVICE PROGRAM

    Includes two day Grower Workshop, Workshop on Video, Grower's Manual, Construction Manual and Blueprints, Newsletter, Annual Conference Audio Tapes and Continuing Technical Support.
13. TESTING MISC. EQUIPMENT


1 Hand held, Conductivity DS
  Meter..........................  $  159.00
1 Fisher pH Test Kit with
  Indicator Solution.............      41.50
1 Certified Hygrometer...........     109.50
1 Nutrient Concentrate Mixing
  Pump NK2.......................      59.90
2 Min-Max Thermometers...........      49.90
                                   ---------
  Total Testing and Misc.
    Equipment....................  $1,419.80
                                   =========


14. GROWING SUPPLIES


FOR APPROXIMATE ONE YEAR CROP:
290 Perlite Bags.................  $  870.00
12 Pads, Rockwool Cubes,
  1 1/2".........................      78.00
1080 Rockwool Propagation Blocks,
  4".............................     334.50
1250 Trust/Match Hybrid Tomato
  Seeds..........................     263.75
1000 Tomahooks...................     110.00
4 Boxes Vine Twine...............      91.80
2 Cases Vine Clips, 3/4".........     199.60
1 Seedling Support Mat...........      64.50
1 Greenshield, Gal...............      32.85
1 Roll, Poly Patch Tape..........       7.95
1 White Ground Cover, 15' X
  300'...........................     418.00
2 Black Vapor Barrier, 24' X
  100'...........................     182.00
                                   ---------
  Total Growing Supplies.........  $2,652.95
                                   =========


    NOTE 1: PACKAGING SUPPLIES WILL VARY IN TYPE AND IN QUANTITIES PURCHASED DEPENDING ON CUSTOMER'S MARKET. THEREFORE, NO PACKING SUPPLIES ARE INCLUDED IN A PRICE SHEET. THEY MAY BE PURCHASED WITH THE PACKAGE, OR AT A LATER DATE, ONCE PRODUCTION BEGINS.

    NOTE 2: FERTILIZERS ARE NOT INCLUDED IN THE GROWING SUPPLIES ABOVE. THE AMOUNTS OF FERTILIZER REQUIRED AND PRICING CAN BE DETERMINED ONCE A WATER ANALYSIS HAS BEEN RECEIVED AND REVIEWED BY THE COMPANY'S HORTICULTURIST.

    PRICE SUMMARY JULY 1999



        ITEM
         NO.            DESCRIPTION                                                    PRICE
---------------------   -----------                                                  ----------
1-8                     Hydroponic Greenhouse Package..............................  $15,745.55
9                       Tomato Plant Support System................................      780.00
10                      Electrical Panel...........................................      990.00
11                      CropKing Nutrient Feed System..............................    3,670.00
12                      Grower Tech Service Program................................    1,000.00
13                      Testing & Misc. Equipment..................................      419.80
14                      Growing Supplies...........................................    2,652.95
                                                                                     ----------
                        Total Price of Above Package...............................  $25,258,30
                                                                                     ==========


    ADDITIONAL ORDERING INFORMATION FOR THE COMPANY'S CUSTOMERS:

    Additional items not provided by the Company may be necessary to complete a package.

    Blueprints are made available once a deposit has been received by the Company and an order has been placed.

    Pricing is subject to standard Terms and Conditions of Sale that is made a part of a Sales Contract when a purchase is made of the Company's hydroponic products and systems.

    Customers are to allow three to six weeks for shipment of a complete system. The framework and materials necessary to begin construction may be shipped sooner if desired. All items are F.O.B. Seville, Ohio, or origin of manufacture. One-third deposit required with an order, one-third when actual production of an order begins, and the remaining one-third is due prior to shipment.

    Specifications and prices are also subject to change without notice.

    Additional standard free standing configurations and the capacity of the Company's hydroponic systems are as follows:

               BAY DIMENSIONS                                    CAPACITY
---------------------------------------------  ---------------------------------------------
          30'X128' Freestanding Bay                          870 tomato plants
         44'X128' Freestanding 2-Bay                        1,440 tomato plants
         66'X128' Freestanding 3-Bay                        2,160 tomato plants
         88'X128' Freestanding 4-Bay                        2,880 tomato plants


    The prices of the Company's turn-key hydroponic systems range from $25,258 to approximately $75,000, subject to the customer's final custom specifications.


MARKETING, DISTRIBUTION AND SALES


    The Company's marketing, distribution and sales strategy targets commercial and independent growers, dealers and distributors, mail order customers and Internet (address: www.cropking.com) customers. At year end July 31, 1999, commercial and independent growers represented approximately 67 percent of sales, dealers and distributors represented approximately 23 percent of sales, mail order customers and Internet customers represented approximately ten percent of sales. The Company believes that its mail order and Internet customers will gain a larger percentage of its sales in the future due to stronger marketing efforts by the Company and a general trend in the market towards the electronic marketplace.


    The Company also uses direct marketing of its hydroponic products, systems and services, and intends to use a variety of other marketing programs to stimulate demand for its products, systems and services. These programs are focused on the target markets mentioned above and are designed to leverage the

Company's mail order list (approximately 100,000 current and prospective customers) and the Internet, and both are powerful marketing vehicles. In addition, the Company intends to develop co-marketing programs with strategic corporate partners designed to take advantage of complementary marketing capabilities, E.G., agribusiness companies with mail order catalogues and other marketing and distribution channels for the Company's hydroponic products and systems.

    The Company also markets and distributes its products in the U.S. and abroad in part by disseminating its products and systems through multiple national and international distribution channels. The Company heretofore has had limited resources to market and distribute its products and systems. The Company can make no assurances as to the future success of its marketing and distribution strategy. Furthermore, the Company has limited resources to achieve the distribution of its products and systems and no assurances can be made that the Company will not require additional financing, which may not be available, to achieve such objective. The Company has designed its marketing and distribution strategy to address the particular requirements of its commercial and independent growers, and individual customers. Therefore, the Company's marketing and distribution efforts consists of a direct sales force of four persons, dealers and distributors, telesales, mail order catalogue and the Internet. Following the closing of this offering, the Company intends to increase its direct sales force by three persons, all of whom will work on a base salary plus a sales commission. There can be no assurance that such internal expansion will be successfully completed, that the cost of such expansion will not exceed the revenues generated; or that the Company's marketing and distribution organization will be able to successfully compete against the significantly more extensive and well-funded marketing and distribution operations of many of the Company's current or potential competitors. The Company's inability to effectively manage its internal expansion may have a material adverse effect on the Company's business, operating results or financial condition.

PATENT, TRADEMARK, COPYRIGHT AND PROPRIETARY RIGHTS

    The Company may file patent, trademark and/or copyright applications relating to certain of the Company's hydroponic products and systems. If patent, trademarks or copyrights were to be issued, there can be no assurance as to the extent of the protection that will be granted to the Company as a result of having such patents, trademarks or copyrights or that the Company will be able to afford the expenses of any complex litigation which may be necessary to enforce its proprietary rights. Failure of the Company's patents, trademark and copyright applications may have a material adverse impact on the Company's business. Except as may be required by the filing of patent, trademark and copyright applications, the Company will attempt to keep all other proprietary information secret and to take such actions as may be necessary to insure the result of its development activities are not disclosed and are protected under the common law concerning trade secrets. Such steps will include the execution of nondisclosure agreement by key Company personnel and may also include the imposition of restrictive agreements on purchasers of the Company's products, systems and services. There is no assurance that the execution of such agreements will be effective to protect the Company, that the Company will be able to enforce the provisions of such nondisclosure agreements or that technology and other information acquired by the Company pursuant to its development activities will be deemed to constitute trade secrets by any court of competent jurisdiction.

GOVERNMENT REGULATION

    The Company is not currently subject to direct regulation by any state or federal government agency other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or to commerce on the Internet, a new electronic marketing medium for the Company. However, due to the increasing popularity and use of the Internet for electronic commerce, it is possible that a number of laws and regulations may be adopted with respect to the Internet, conveying issues such as user privacy, credit card use, and the pricing of commercial products offered for sale. The adoption of any such laws or regulations may stifle electronic commerce on the Internet, which may in turn decrease the demand for the Company's products and systems and increase the Company's cost of doing business or otherwise have an adverse impact on the Company's business, operating results or financial condition.

COMPETITION

    The Company's success and ability to compete is dependent in part upon its proprietary hydroponic products and systems. While the Company intends to rely on patent, trademark, copyright and proprietary rights to protect its proprietary hydroponic products and systems, the Company believes that such factors as the technological and creative experience and skills of its personnel, new product developments, frequent product enhancements, name recognition, and reliable product and system service are more essential to establishing and maintaining a position in the marketplace. Despite the Company's efforts to protect its proprietary rights and trade secrets, unauthorized parties may attempt to copy aspects of the Company's hydroponic products and systems to "reverse engineer" the Company's proprietary designs, or to obtain and use information that the Company regards as proprietary. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation may result in substantial costs and diversion of resources and may have a material adverse effect on the Company's business, operating results or financial condition.

    The market for the Company's hydroponic products, systems and services is relatively new, intensely competitive, rapidly evolving and subject to rapid change. The Company expects competition to persist, intensify and increase in the future, from start-up companies to major agribusinesses. Many of the Company's current and potential competitors have larger operating histories, greater name recognition, larger instilled customer bases and significantly greater financial, technical and marketing resources than the Company. Competition in the hydroponics business will continue to be intense in the foreseeable future as the environment continues to deteriorate and demand for crop foods intensifies as the population expands, and there can be no assurance that the Company will be able to compete successfully against current or future competitors, or that this significant competition will not adversely affect the Company's business, operating results or financial condition.

EMPLOYEES

    As of the date of this prospectus, the Company has a total of 33 employees, all of whom are full time employees. Of the total number of employees, 20 are engaged in the Company's management, product development, support and services, seven are engaged in marketing and sales and six are engaged in administration and finance. Following the closing of this offering, the Company intends to hire approximately nine additional employees, including four in the Company's management, product development, support and services, three in marketing and sales and two in administration and finance. The Company's future success depends in significant part upon the continued service of its key technical and senior management personnel and its continuing ability to attract and retain qualified technical and managerial personnel. Competition for qualified technical personnel is intense and there can be no assurance that the Company will be able to retain its key technical and managerial employees or that it will be able to attract and retain additional qualified technical and managerial personnel in the future. None of the Company's employees is represented by labor union. The Company has not experienced any work stoppages and considers its relations with its employees to be good.

    The rapid execution necessary for the Company to fully exploit the market window for its hydroponic products and systems requires an effective planning and management process. The Company's growth has placed, and is expected to continue to place, a significant strain on the Company's managerial, operational and financial resources. To manage its growth, the Company must continue to implement and improve its operational and financial systems and to expand, train and manage its technical employee base. For example, the Company is currently in the process of building its internal product development and support organization. Although the Company believes that it has made adequate allowances for the costs and risks associated with this expansion, there can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's operations or that Company management will be able to achieve the rapid execution necessary to fully exploit the market window for the Company's products and systems. If the Company is unable to manage growth effectively, the Company's business, operating results and financial condition may be materially adversely affected.

FACILITIES

    The Company leases approximately 30,000 square feet for its principal executive offices located at 5050 Greenwich Road, Seville, Ohio 44273. Base rental for the current premises is approximately $10,000 per month. The lease requires the Company to pay certain property taxes and certain operating expenses. The Company believes that its current facilities are suitable and adequate for its current operations.

                                   MANAGEMENT

    The officers and directors of the Company are as follows:


                  NAME                                                TITLE
                  ----                                -------------------------------------
Daniel J. Brentlinger...................              Chairman of the Board, President,
                                                      Chief Executive Officer

John Campanella.........................              Vice President, Chief Operating
                                                      Officer, Secretary

James W. Brown..........................              Vice President, Technical Services

Arthur E. Bard..........................              Vice President, Marketing and Sales

Regina I. Muich.........................              Vice President, Chief Financial
                                                      Officer

Howard M. Resh, Ph.D....................              Director

Robert A. Chesney.......................              Director



    Each of the directors of the Company hold office for a one-year period expiring December 31, 1999. At present, the Company's By-laws provide for not less than one director nor more than nine directors. Currently, there are three directors in the Company. The By-laws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. Officers serve at the discretion of the Board of Directors. There are no family relationships among any officers or directors of the Company. The officers and directors have served as promoters of the Company and the consideration received for such services has been limited to the compensation disclosed under "Remuneration." The officers of the Company devote full time to the business of the Company. See "Certain Transactions."


    The principal occupation and business experience for each officer and director of the Company for at least the last five years are as follows:


    DANIEL J. BRENTLINGER, 47, has been chairman of the board, president and chief executive officer of the Company since its organization. Mr. Brentlinger is the founder of the Company. Mr. Brentlinger has substantial senior management, technical operations and marketing and sales experience in the hydroponics and aquaculture industries. Since the founding of the Company in September 1982, Mr. Brentlinger has been instrumental in the organization, development and promotion of the Company. Mr. Brentlinger holds a B.S. degree from Southwest Missouri State University.



    JOHN CAMPANELLA, 51, has been a vice president, chief operating officer and secretary of the Company since 1997 and an employee of the Company since 1991. Mr. Campanella has significant management, operations and marketing and sales experience in the hydroponics industry. From 1980 to 1990, Mr. Campanella was national sales manager for Panasonic Industrial Company, a Secaucus, New Jersey based industrial products company. From 1990 to 1991, Mr. Campanella was president and chief executive officer of Northland Sport Marketing, Inc., a Cleveland, Ohio based sporting goods company. Since 1991, Mr. Campanella has been instrumental in the organization, development and promotion of the Company. Mr. Campanella holds a B.S. degree from the University of Cincinnati.



    JAMES W. BROWN, 56, has been vice president of technical services of the Company since 1997 and an employee of the Company since 1983. Mr. Brown has significant management, technical operations and marketing experience in the hydroponics industry. Since 1983, Mr. Brown has been responsible for the Company's training workshops for the Company's hydroponic products and systems, has coordinated the Company's annual national hydroponics conference, and has otherwise been instrumental in the organization, development and promotion of the Company. Mr. Brown holds a B.S. degree from McGill University, a M.S. degree from Cornell University and a M.D. degree (divinity) from Faith Theological Seminary.

    ARTHUR E. BARD, 59, has been vice president of marketing and sales of the Company since 1997 and an employee of the Company since 1993. Mr. Bard has significant management, technical operations and marketing and sales experience in the hydroponics industry. From 1980 to 1993, Mr. Bard was employed with several small firms in the hydroponic industry developing and implementing hydroponic production facilities. Since 1993, Mr. Bard has also been responsible for the marketing and sales of the Company's hydroponic products and systems, and related technology, equipment and supplies, and has otherwise been instrumental in the organization, development and promotion of the Company. Mr. Bard holds B.S. and M.S. degrees from the University of Wyoming and a Ph.D. degree (candidate) from the University of Arizona.



    REGINA I. MUICH, 44, has been a vice president, chief financial officer and controller of the Company since November 1999. Ms. Muich has substantial financial, accounting and administrative experience in manufacturing businesses. From 1991 to 1996, Ms. Muich was a staff accountant for Johnson Bros.--West Salem, Inc., a West Salem, Ohio manufacturing company. From 1996 to 1999, Ms. Muich was controller for Wagner Machine, Inc., a Doylestown, Ohio manufacturing company. Since November 1999, Ms. Muich has been instrumental in the organization, development and promotion of the Company. Ms. Muich holds a B.S. degree from Ashland University.



    HOWARD M. RESH, PH.D., 59, has been a director of the Company since September 1997. Dr. Resh has substantial senior management, operations and marketing experience in the hydroponics industry. Dr. Resh is a leading international authority in the hydroponics industry and is the author of more than 32 professional publications in the hydroponics field. Since 1990, Dr. Resh has been the technical director and project manager of hydroponics systems, and related technology and products, for California Watercress, Inc., a Fillmore, California based agribusiness. Since 1997, Dr. Resh has been instrumental in the organization, development and promotion of the Company.
Dr. Resh holds B.S. and Ph.D. degrees from the University of British Columbia.



    ROBERT A. CHESNEY, 60, has been a director of the Company since September 1997. Mr. Chesney has substantial executive management, technical operations and marketing and sales experience in the telecommunications industry. Since 1978, Mr. Chesney has been president and chief executive officer of Chesney Communications, a Newport Beach, California based communications and video production firm, which produces WINDOW ON WALL STREET, a nationally syndicated financial video program, among other financial video programs. Chesney Communications intends to provide video production for the Company at prices competitive with prices charged by other companies on an arm's length basis. Since September 1997, Mr. Chesney has been instrumental in the organization, development and promotion of the Company. Mr. Chesney attended the University of Miami.


REMUNERATION

  EXECUTIVE COMPENSATION


    The following table sets forth remuneration in excess of $100,000 paid for the fiscal years ended July 31, 1999 and 1998 and proposed to be paid for the fiscal year ended July 31, 2000 to the officers and directors of the Company:



                                                                SUMMARY COMPENSATION TABLE (1)(2)
                                                          ---------------------------------------------
                                                                                              OTHER
NAME OF INDIVIDUAL OR NUMBER                                                                  ANNUAL
    OF PERSONS IN GROUP         POSITION WITH COMPANY       YEAR      SALARY     BONUS     COMPENSATION
----------------------------  --------------------------  --------   --------   --------   ------------
Daniel J. Brentlinger.....    Chairman of the Board,       2000      $175,000   $87,500        --
                               President, Chief            1999      $175,000        --        --
                               Executive Officer           1998      $134,709   $ 1,067        --


------------------------


(1) The person named in the table immediately above reflects the only person in the management of the Company as of the date hereof earning in excess of $100,000 per annum. The Company has agreed to purchase key-man term life insurance on Mr. Brentlinger in the amount of $1 million upon the closing of this offering. The Company will be the owner and beneficiary of such life insurance policy.


(2) The officers of the Company may receive remuneration as part of an overall group insurance plan providing health, life and disability insurance benefits for employees of the Company. The amount allocable to each individual officer cannot be specifically ascertained, but, in any event, will not exceed $25,000 as to each individual.

(3) Each outside director of the Company is entitled to receive reasonable expenses incurred in attending meetings of the Board of Directors of the Company. The members of the Board of Directors intend to meet at least quarterly during the Company's fiscal year, and at such other times duly called. The Company presently has two outside directors.

  EMPLOYMENT AGREEMENT

    The Company has entered into an employment agreement ("Agreement") with Daniel J. Brentlinger, the chairman of the board, president and chief executive officer of the Company, dated as of February 1, 1998. The Agreement will expire on January 31, 2003. The current annual salary under the Agreement is $175,000. The salary under the Agreement may be increased to reflect annual cost of living increases and may be supplemented by discretionary merit and performance increases as determined by the Board of Directors of the Company.
Mr. Brentlinger is entitled to an annual bonus equal to 50 percent of the salary provided under his Agreement, which is subject to certain financial performance criteria as established by the compensation committee of the Company.

    The Agreement provides, among other things, for participation in an equitable manner in any profit-sharing or retirement plan for employees or executives and for participation in other employee benefits applicable to employees and executives of the Company. The Agreement provides for the use of an automobile, payment of club dues and other fringe benefits commensurate with his duties and responsibilities. The Agreement also provides for benefits in the event of disability. The Agreement also contains non-compete provisions but are limited in geographical scope to the State of Ohio. However, state courts may determine not to enforce, or only partially enforce, non-compete clauses in employment agreements.

    Pursuant to the Agreement, employment may be terminated by the Company with cause or by the executive with or without good reason. Termination by the Company without cause, or by the executive for good reason, would subject the Company to liability for liquidated damages in an amount equal to the terminated executive's current salary and a PRO RATA portion of their bonus for the remaining term of the Agreement, payable in a lump sum cash payment, without any set-off for compensation received from any new employment. In addition, the terminated executive would be entitled to continue to participate in and accrue benefits under all employee benefit plans and to receive supplemental retirement benefits to replace benefits under any qualified plan for the remaining term of the Agreement to the extent permitted by law.

LIMITATION ON LIABILITY OF DIRECTORS

    As permitted by Delaware law, the Company's Certificate of Incorporation includes a provision which provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, which prohibits the unlawful payment of dividends or the unlawful repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. This provision is intended to afford directors protection against, and to limit their potential liability for monetary damages resulting from, suits alleging a breach of the duty of care by a director. As a consequence of this provision, stockholders of the Company will be unable to recover monetary damages against directors for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of the Company or any stockholder to obtain an injunction or any other type of nonmonetary relief in the event of a breach of fiduciary duty. Management of the Company believes this provision will assist the Company in securing and retaining qualified persons to serve as directors. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which such director would seek indemnification or similar protection.

    Such indemnification provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors. Because directors liability insurance is only available at considerable cost and with low dollar limits of coverage and broad policy exclusions, the Company does not currently maintain a liability insurance policy for the benefit of its directors although the Company may attempt to acquire such insurance in the future. The Company believes that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors and the general unavailability of directors liability insurance to provide protection against the increased risk of personal liability resulting from such lawsuits have combined to result in a growing reluctance on the part of capable persons to serve as members of boards of directors of public companies. The Company also believes that the increased risk of personal liability without adequate insurance or other indemnity protection for its directors could result in overcautious and less effective direction and management of the Company. Although no directors have resigned or have threatened to resign as a result of the Company's failure to provide insurance or other indemnity protection from liability, it is uncertain whether the Company's directors would continue to serve in such capacities if improved protection from liability were not provided.

    The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty (which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director) or for violations of the federal securities laws. The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

    The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance. One purpose of the provisions is to supplement the coverage provided by such insurance. However, as mentioned above, the Company does not currently provide such insurance to its directors, and there is no guarantee that the Company will provide such insurance to its directors in the near future although the Company may attempt to obtain such insurance.

    The provisions diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under Delaware law and by affording indemnification against most damages and settlement amounts paid by a director of the Company in connection with any shareholders derivative action. However, the provisions do not have the effect of limiting the right of a shareholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause the Company to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. Although the Company has procured directors liability insurance coverage, there is no assurance that it will provide coverage to the extent directors would be indemnified and, in such event, the Company may be forced to bear a portion or all of the cost of the director's claims for indemnification. If the Company is forced to bear the costs for indemnification, the value of the Company stock may be adversely affected. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is contrary to public policy and, therefore, is unenforceable.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the Company's Common Stock owned on the date of this Prospectus and, as adjusted, to reflect the sale of shares offered by this Prospectus, by (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock; (ii) each of the Company's officers and directors; and (iii) all officers and directors as a group:


                                                                                           PERCENTAGE OF SHARES
                                                                   NUMBER     ----------------------------------------------
                                                                     OF        BEFORE    AFTER OFFERING--   AFTER OFFERING--
NAME AND ADDRESS (1)                 POSITION WITH COMPANY       SHARES (2)   OFFERING       MINIMUM            MAXIMUM
--------------------             -----------------------------   ----------   --------   ----------------   ----------------
Daniel J. Brentlinger.........   Chairman of the Board,          1,475,000     73.75          64.13              49.17
                                   President, Chief Executive
                                   Officer
John Campanella...............   Vice President, Chief              75,000      3.75           3.26               2.50
                                   Operating Officer,
                                   Secretary
James W. Brown................   Vice President, Technical          75,000      3.75           3.26               2.50
                                   Services
Arthur E. Bard................   Vice President, Marketing and      75,000      3.75           3.26               2.50
                                   Sales
Regina I. Muich...............   Vice President, Chief              --          --           --                 --
                                   Financial Officer
Howard M. Resh, Ph.D..........   Director                           50,000      2.50           2.17               1.67
Robert A. Chesney.............   Director                           50,000      2.50           2.17               1.67
Thomas T. Prousalis, Jr.,        Stockholder                       200,000     10.00           8.70               6.67
  Esq.(3).....................
All Officers and Directors
  as a Group (7 persons)......                                   1,800,000     90.00          78.26              60.00


------------------------

(1) c/o CropKing.com, Incorporated, 5050 Greenwich Road, Seville, Ohio 44273.


(2) In June 1982, the Company issued 1,475,000 shares of common stock (which includes a 4,000:1 exchange of securities in connection with the reincorporation of the Company in Delaware) to Daniel J. Brentlinger, the chief executive officer and founder of the Company, in a private placement transaction in consideration of $4,000, consisting of cash and property, or $.003 per share.



   In August 1997, the Company issued 525,000 shares of common stock (which includes a 4,000:1 exchange of securities in connection with the reincorporation of the Company in Delaware) to six persons, who are officers, directors and counsel for the Company, in a private placement transaction in consideration of $525,000, consisting of cash and notes, or $1 per share. The price per share was based upon an independent, professional third party appraisal. Pursuant to the terms of the Underwriting Agreement, the stockholders of the Company have agreed not to sell, transfer, assign or otherwise dispose of any securities of the Company for a period of 24 months following the date of this Prospectus. See "Financial Statements--Note F."



(3) 1919 Pennsylvania Avenue, N.W., Suite 200, Washington, D.C. 20006. See "Legal Matters."

                              CERTAIN TRANSACTIONS

    The Company was incorporated in the State of Ohio in June 1982 and reincorporated in Delaware in August 1997. The Company has authorized capital of 25,000,000 shares of Common Stock, $.01 par value. The Company has
2,000,000 shares of Common Stock issued and outstanding prior to this offering. See "Principal Stockholders" and "Description of Securities."

    In June 1982, the Company issued 1,475,000 shares of common stock (which includes a 4,000:1 exchange of securities in connection with the reincorporation of the Company in Delaware) to Daniel J. Brentlinger, the chief executive officer and founder of the Company, in a private placement transaction in consideration of $4,000, consisting of cash and property, or $.0027 per share.


    In August 1997, the Company issued 525,000 shares of common stock (which includes a 4,000:1 exchange of securities in connection with the reincorporation of the Company in Delaware) to six persons, who are officers, directors and counsel for the Company, in a private placement transaction in consideration of $525,000, consisting of cash and notes, or $1 per share. The price per share was based upon an independent, professional third party appraisal. Pursuant to the terms of the Underwriting Agreement, the stockholders of the Company have agreed not to sell, transfer, assign or otherwise dispose of any securities of the Company for a period of 24 months following the date of this Prospectus. See "Financial Statements--Note F."


    All unregistered securities issued by the Company prior to this offering are deemed "restricted securities" within the meaning of that term as defined in Rule 144 and have been issued pursuant to certain "private placement" exemptions under Section 4(2) of the Securities Act of 1933, as amended, and certain rules and regulations as promulgated by the Securities and Exchange Commission, Washington, D.C. 20549, such that the sales of the securities to sophisticated investors were transactions by an issuer not involving any public offering. Such investors had access to information on the Company necessary to make an informed investment decision. See "Description of Securities."


    The Company leases its office and warehouse facilities and certain equipment from the president of the Company under a capital lease. The lease term is for five years with the right by the lessee to exercise three consecutive five year options. Lease payments are due monthly in the amount of $10,000. The lessee is responsible for repair and maintenance of the property. The Company has guaranteed a debenture in the amount of $388,000 and has agreed to the assignment of its lease payments in conjunction with the president's financing arrangement with the U.S. Small Business Administration. The real estate is also collateral in conjunction with additional borrowings by the president in the amount of $683,000 and is secured by a first mortgage on the property. The Company formerly subleased a portion of these facilities to an affiliated company ("Affiliate") which is owned by the president of the Company. The Affiliate paid $2,500 per month for rent through April 30, 1998. The Company had sublease income for 1998 in the amount of $22,500. The Company no longer subleases the facilities.



    The Company also pays certain reimbursable expenditures for the Affiliate, which is in the business of selling produce. The expenditures are primarily for labor and personnel related costs which are being paid through the Company's payroll system. Expenditures for 1999 and 1998 were approximately $170,000 and $210,000, respectively, and have been fully reimbursed by the Affiliate to the Company, except for the amounts which are recorded as accounts receivable--affiliate on the Balance Sheet. See "Financial Statements--Note E."


    The Company intends to indemnify its officers and directors to the full extent permitted by Delaware law. Under Delaware law, a corporation may indemnify its agents for expenses and amounts paid in third party actions and, upon court approval in derivative actions, if the agents acted in good faith and with reasonable care. A majority vote of the Board of Directors, approval of the shareholders or court approval is required to effectuate indemnification.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to officers, directors or persons controlling the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, Washington, D.C. 20549, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by an officer, director or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

    Any future transactions with affiliates will be on terms no less favorable than could be obtained from nonaffiliated parties and will be approved by a majority of the independent and disinterested directors, as required by a resolution of the Board of Directors. Any future loans to Company officers, directors, affiliates and/or shareholders will be approved by a majority of the independent and disinterested directors, as required by a resolution of the Board of Directors.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

    The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $.01 par value. The Company has 2,000,000 shares of Common Stock issued and outstanding prior to this offering. Holders of the Common Stock do not have preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of Common Stock are entitled to share equally in dividends from sources legally available therefor when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to stockholders. All outstanding shares of Common Stock are validly authorized and issued, fully paid and nonassessable, and all shares to be sold and issued as contemplated hereby, will be validly authorized and issued, fully paid and nonassessable. The Board of Directors is authorized to issue additional shares of Common Stock, not to exceed the amount authorized by the Company's Certificate of Incorporation, and to issue options and warrants for the purchase of such shares, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action. The above description concerning the Common Stock of the Company does not purport to be complete. Reference is made to the Company's Certificate of Incorporation and By-laws which are available for inspection upon proper notice at the Company's offices, as well as to the applicable statutes of the State of Delaware for a more complete description concerning the rights and liabilities of stockholders.

    Prior to this offering, there has been no market for the Common Stock of the Company, and no predictions can be made of the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of the Common Stock of the Company in the public market may adversely affect prevailing market prices, and may impair the Company's ability to raise capital at that time through the sale of its equity securities.


    Each holder of Common Stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of Common Stock do not have cumulative voting rights, the holders of more than 50 percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.


SHARES ELIGIBLE FOR FUTURE SALE


    All of the Company's currently outstanding shares of Common Stock are "restricted securities" and, in the future, may be sold upon compliance with Rule 144, adopted under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of
(a) one percent of the Company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of the Company may sell is not so limited, since nonaffiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning the Company. Upon the sale of the maximum number of securities, the Company will have 3,000,000 shares of its common stock issued and outstanding, of which 2,000,000 shares will be "restricted securities." Therefore, during each three month period, a holder of restricted securities who has held them for at least the one year period may sell under Rule 144 a number of shares up to 30,000 shares. Non-affiliated persons who hold for the two-year period described above may sell unlimited shares once their holding period is met. However, pursuant to the terms of the Underwriting Agreement, the stockholders of the Company have agreed not to sell, transfer, assign or otherwise dispose of any securities of the Company for a period of 24 months following the date of this Prospectus.

TRANSFER AGENT AND REGISTRAR


    The transfer agent and registrar for the securities of the Company is American Securities Transfer & Trust, Inc., 12039 W. Alameda Parkway, Lakewood, Colorado 80228.


REPORTS TO SECURITY-HOLDERS

    The Company will furnish to holders of its securities annual reports containing audited financial statements. The Company may issue other unaudited interim reports to its security-holders as it deems appropriate.

    Contemporaneously, with this offering, the Company intends to register its securities with the Securities and Exchange Commission, Washington, D.C. 20549, under the provisions of Section 12(g) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, the Company will be required to comply with certain reporting, proxy solicitation and other requirements of the Exchange Act.

                                  UNDERWRITING




    The Company, by and through its Underwriter, is offering the shares of Common Stock at $7 per share on a "best efforts, all-or-none" basis for the first 300,000 shares and on a "best efforts" basis on the remaining 700,000 shares during an offering period of 90 days, which may be extended for an additional 30 days. The Company reserves the right to close the offering upon the sale of the minimum number of shares offered hereby. All proceeds received from the purchase of the shares will be promptly deposited in an interest-bearing escrow account at Republic Security Bank, Boca Raton, Florida and promptly returned to the subscribers in full, without interest or deduction, unless at least 300,000 shares offered hereby are sold and paid for during the offering period.



    Should the minimum offering be reached within the offering period, the Company may immediately receive such minimum proceeds and may continue to sell the offering until the maximum offering is reached, if possible. Therefore, it is possible that purchases of the shares may have their funds in escrow for as much as 120 days before the offering is closed. Purchasers will have no right to the return of their funds during the term of the escrow.



    The Company has been advised by the Underwriter that the Underwriter proposes to offer the Securities to the public at the offering price set forth on the cover page of this Prospectus. The Underwriter has advised the Company that the Underwriter proposes to offer the securities through members of the National Association of Securities Dealers, Inc. ("NASD"), and may allow concessions, in its discretion, to certain selected dealers who are members of the NASD and who agree to sell the securities in conformity with the NASD's Conduct Rules. Such concessions will not exceed the amount of the underwriting discount that the Underwriter is to receive.



    Officers and directors of the Company may introduce the Underwriter to persons to consider this offering and to purchase securities either through the Underwriter or through participating dealers. In this connection, no securities have been reserved for those purchases and officers and directors will not receive any commissions or any other compensation.



    The Company has agreed to pay to the Underwriter a commission of ten percent (10%) of the gross proceeds of this offering (the "Underwriting Discount"). In addition, the Company has agreed to pay to the Underwriter the Non-Accountable Expense Allowance of three percent (3%) of the gross proceeds of this offering. The Company has paid to the Underwriter a $50,000 advance in respect of the Non-Accountable Expense Allowance. The Underwriter's expenses in excess of the Non-Accountable Expense Allowance will be paid by the Underwriter. To the extent that the expenses of the Underwriter are less than the amount of the Non-Accountable Expense Allowance received, such excess shall be deemed to be additional compensation to the Underwriter. The Underwriter has informed the Company it does not expect sales of discretionary accounts to exceed five percent (5%) of the total number of securities offered by the Company hereby.



    Prior to this offering, there has been no public market for the shares of Common Stock. Consequently, the initial public offering prices for the securities have been determined by negotiation between the Company and the Underwriter. Among the factors considered in determining the public offering prices were the history of, and the prospects for, the Company's business, an assessment of the Company's management, the Company's past and present operations, its development and the general condition of the securities market at the time of this offering. The initial public offering prices do not necessarily bear any relationship to the Company's assets, book value, earnings or other established criteria of value. Such prices are subject to change as a result of market conditions and other factors, and no assurance can be given that a public market for the securities will develop after the Closing, or if a public market in fact develops, that such public market will be sustained, or that the securities can be resold at any time at the offering or any other price. See "Risk Factors."

    At the Closing, the Company will issue to the Underwriter and/or persons related to the Underwriter, for nominal consideration, the Underwriter's Common Stock Warrants to purchase up to 100,000 shares of Common Stock. The Underwriter's Common Stock Warrants are sometimes referred to in this Prospectus as the "Underwriter Warrants." The Underwriter and/or persons related to the Underwriter will receive one Underwriter Warrant for each ten shares sold in the offering. The Underwriter Warrants will be exercisable for a five-year period commencing on the Effective Date. The initial exercise price of each Underwriter Warrants shall be $8.40 per underlying share (120% of the public offering price). The Underwriter Warrants will be restricted from sale, transfer, assignment or hypothecation for a period of twelve months from the effective date by the holder, except (i) to officers of the Underwriter and members of the selling group and officers and partners thereof; (ii) by will; or (iii) by operation of law.



    The Underwriter Warrants contain provisions providing for appropriate adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. The Underwriter Warrants contain net issuance provisions permitting the holders thereof to elect to exercise the Underwriter Warrants in whole or in part and instruct the Company to withhold from the securities issuable upon exercise, a number of securities, valued at the current fair market value on the date of exercise, to pay the exercise price. Such net exercise provision has the effect of requiring the Company to issue shares of Common Stock without a corresponding increase in capital. A net exercise of the Underwriter Warrants will have the same dilutive effect on the interests of the Company's shareholders as will a cash exercise. The Underwriter Warrants do not entitle the holders thereof to any rights as a shareholder of the Company until such Underwriter Warrants are exercised and shares of Common Stock are purchased thereunder.



    The Underwriter Warrants and the securities issuable thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Company has agreed that if it shall cause a post-effective amendment, a new registration statement, or similar offering document to be filed with the Commission, the holders shall have the right, for seven (7) years from the effective date, to include in such registration statement or offering statement the Underwriter Warrants and/or the securities issuable upon their exercise at no expense to the holders. Additionally, the Company has agreed that, upon request by the holders of 50% or more of the Underwriter Warrants during the period commencing one year from the effective date and expiring four years thereafter, the Company will, under certain circumstances, register the Underwriter Warrants and/or any of the securities issuable upon their exercise.



    The Company has agreed to indemnify the Underwriter against any costs or liabilities incurred by the Underwriter by reason of misstatements or omissions to state material factors in connection with the statements made in the Registration Statement filed by the Company with the Commission under the Securities Act (together with all amendments and exhibits thereto, the "Registration Statement") and this Prospectus. The Underwriter has in turn agreed to indemnify the Company against any costs or liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the Registration Statement and this Prospectus, based on information relating to the Underwriter and furnished in writing by the Underwriter. To the extent that these provisions may purport to provide exculpation from possible liabilities arising under the federal securities laws, in the opinion of the Commission, such indemnification is contrary to public policy and therefore unenforceable.


    The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to copies of each such agreement which are filed as exhibits to the Registration Statement. See "Additional Information."

                               LEGAL PROCEEDINGS

    CropKing.com, Incorporated is not a party to any legal proceedings and, to the best of its information, knowledge and belief, none is contemplated or has been threatened.

                                 LEGAL MATTERS


    The validity of the securities being offered hereby will be passed upon for the Company by Thomas T. Prousalis, Jr., Esq., 1919 Pennsylvania Avenue, N.W., Suite 200, Washington, D.C. 20006. Mr. Prousalis is the beneficial owner of 200,000 shares of Common Stock of the Company. Certain legal matters will be passed upon for the Underwriter by David A. Carter, P.A., 2300 Glades Road, Suite 210W, Boca Raton, Florida 33431.


                                    EXPERTS


    The financial statements of CropKing.com, Incorporated as of July 31, 1999, and 1998 included in the Registration Statement and this Prospectus have been included herein in reliance on the report dated September 3, 1999, of Grant Thornton LLP, Independent Certified Public Accountants, and upon the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

    The Company has filed with the Commission the Registration Statement under the Securities Act with respect to the securities, offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be examined at the Commission's principal office, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; the Northeast Regional Office of the Commission at 7 World Trade Centre, Suite 1300, New York, New Yorkk 10048; and the Midwest Regional Office of the Commission, Citicorp Centre, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, where copies may be obtained upon payment of the fees prescribed by the Commission. Such documents may also be obtained through the Internet website maintained by the Commission at http://www.sec.gov. Descriptions contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such contract or document. The Company will provide without charge to each person who receives a Prospectus, upon written or oral request of such person to the following address or telephone number, a copy of any of the information that is incorporated by reference in this Prospectus: 5050 Greenwich Road, Seville, Ohio 44273, telephone (330) 769-2002, facsimile (330) 769-2616. The Company's
Internet Web site address is www.cropking.com.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Independent Certified Public Accountants..........    F-2

Financial Statements

  Balance Sheets............................................    F-3

  Statements of Operations..................................    F-5

  Statements of Cash Flows..................................    F-6

  Statements of Stockholders' Equity........................    F-7

  Notes to Financial Statements.............................    F-8

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
CropKing.com, Incorporated


    We have audited the accompanying balance sheets of CropKing.com, Incorporated as of July 31, 1999 and 1998 and the related statements of operations, cash flows, and stockholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CropKing.com, Incorporated as of July 31, 1999 and 1998 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



Cleveland, Ohio
September 3, 1999 (except for the last paragraph of note F as to which the date is October 5, 1999.)

                           CROPKING.COM, INCORPORATED
                                 BALANCE SHEETS
                                     ASSETS


                                                               JULY 31,     JULY 31,
                                                                 1999         1998
                                                              ----------   ----------
CURRENT ASSETS
  Cash......................................................  $   81,374   $   61,748
  Accounts receivable, net of allowance for doubtful
    accounts of $10,000.....................................      60,445      134,765
  Accounts receivable--affiliate............................      19,618       61,613
  Inventory.................................................     615,330      581,468
  Prepaid expenses..........................................       7,700        7,874
  Refundable taxes..........................................     115,173        7,790
  Deferred taxes............................................      --            7,500
                                                              ----------   ----------
    Total current assets....................................     899,640      862,758

PROPERTY AND EQUIPMENT--AT COST
  Land......................................................     209,280      209,280
  Building..................................................     707,140      707,140
  Furniture and fixtures....................................     250,284      218,408
  Leasehold improvements....................................     200,462      136,768
  Vehicles..................................................      25,758       25,758
  Machinery and equipment...................................     354,206      310,523
                                                              ----------   ----------
                                                               1,747,130    1,607,877
    Less accumulated depreciation and amortization..........     462,132      337,849
                                                              ----------   ----------
                                                               1,284,998    1,270,028

OTHER ASSETS
  Deposits..................................................       1,806        1,806
  Deferred offering costs...................................     203,012      427,962
                                                              ----------   ----------
                                                                 204,818      429,768
                                                              ----------   ----------
                                                              $2,389,456   $2,562,554
                                                              ==========   ==========


        The accompanying notes are an integral part of these statements

                           CROPKING.COM, INCORPORATED
                                 BALANCE SHEETS
                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                               JULY 31,     JULY 31,
                                                                 1999         1998
                                                              ----------   ----------
CURRENT LIABILITIES
  Current portion of long-term obligations..................  $   76,916   $   64,286
  Accounts payable..........................................     310,282      258,936
  Customer deposits.........................................     298,300      289,222
  Accrued liabilities.......................................      33,453       72,837
  Accrued income tax........................................      --            2,030
                                                              ----------   ----------
    Total current liabilities...............................     718,951      687,311

DEFERRED INCOME TAXES.......................................      --            9,000

LONG-TERM OBLIGATIONS, NET OF CURRENT PORTION...............   1,250,360    1,077,012

STOCKHOLDERS' EQUITY
  Common shares--$.01 par value, 25,000,000 shares
    authorized, 2,000,000 shares issued and outstanding at
    July 31, 1999 and 1998..................................      20,000       20,000
  Paid-in capital...........................................   1,044,750    1,044,750
  Notes receivable-stockholders.............................    (525,000)    (525,000)
  Retained earnings (deficit)...............................    (119,605)     249,481
                                                              ----------   ----------
                                                                 420,145      789,231
                                                              ----------   ----------
                                                              $2,389,456   $2,562,554
                                                              ==========   ==========


        The accompanying notes are an integral part of these statements.

                           CROPKING.COM, INCORPORATED
                            STATEMENTS OF OPERATIONS


                                                                FOR THE YEARS ENDED
                                                                      JULY 31,
                                                              ------------------------
                                                                 1999          1998
                                                              -----------   ----------
Net sales...................................................  $ 4,898,824   $5,036,254
Cost of sales...............................................    3,096,037    3,110,706
                                                              -----------   ----------
      Gross profit..........................................    1,802,787    1,925,548
Selling, general and administrative expenses................    1,947,041    1,708,171
Stock compensation expense..................................      --           325,000
                                                              -----------   ----------
      Operating (loss)......................................     (144,254)    (107,623)

Other income (expense)
  Interest income...........................................        2,202        3,932
  Interest expense..........................................     (123,675)    (123,616)
  Offering costs............................................     (236,100)      --
  Miscellaneous.............................................       27,241       29,836
                                                              -----------   ----------
    Total other (expense)...................................     (330,332)     (89,848)
                                                              -----------   ----------
      (Loss) before income taxes............................     (474,586)    (197,471)

Provision (benefit) for income taxes........................     (105,500)      20,300
                                                              -----------   ----------
      NET (LOSS)............................................  $  (369,086)  $ (217,771)
                                                              ===========   ==========
Basic (loss) per share......................................  $      (.18)  $     (.11)
                                                              ===========   ==========
Weighted average shares outstanding.........................    2,000,000    1,969,795
                                                              ===========   ==========


        The accompanying notes are an integral part of these statements.

                           CROPKING.COM, INCORPORATED
                            STATEMENTS OF CASH FLOWS


                                                                FOR THE YEARS ENDED
                                                                     JULY 31,
                                                              -----------------------
                                                                 1999         1998
                                                              -----------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss)................................................  $  (369,086)  $(217,771)
  Adjustments to reconcile net (loss) to net cash provided
    by (used in) operating activities:
    Depreciation and amortization...........................      125,233     103,040
    Stock compensation expense..............................           --     325,000
    Offering costs..........................................      236,100          --
    Deferred taxes..........................................       (1,500)      4,500
    Gain on disposal of equipment...........................         (868)         --
    (Increase) decrease in accounts receivable..............      116,315        (517)
    (Increase) decrease in inventory........................      (33,862)       (963)
    (Increase) decrease in prepaid expenses.................          174       1,859
    (Increase) decrease in refundable taxes.................     (107,383)     (7,790)
    Increase (decrease) in accounts payable.................       51,346      86,573
    Increase (decrease) in accrued liabilities..............      (39,384)    (44,941)
    Increase (decrease) in other liabilities................        9,078     130,923
    Increase (decrease) in income taxes.....................       (2,030)    (69,876)
                                                              -----------   ---------
      Total adjustments.....................................      353,219     527,808
                                                              -----------   ---------
        Net cash provided by (used in) operating
          activities........................................      (15,867)    310,037

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................     (141,053)   (155,920)
  Proceeds from sale of equipment...........................        1,718          --
                                                              -----------   ---------
        Net cash (used in) investing activities.............     (139,335)   (155,920)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt..................      392,431      76,273
  Proceeds from line of credit..............................    1,366,000     245,000
  Principal payments on line of credit......................   (1,366,000)   (245,000)
  Principal payments on long-term debt......................     (172,244)    (20,743)
  Principal payments under capital leases...................      (34,209)    (30,857)
  Prepayment of offering costs..............................      (11,150)   (227,962)
                                                              -----------   ---------
        Net cash provided by (used in) financing
          activities........................................      174,828    (203,289)
                                                              -----------   ---------
INCREASE (DECREASE) IN CASH.................................       19,626     (49,172)

Cash at beginning of year...................................       61,748     110,920
                                                              -----------   ---------

Cash at end of year.........................................  $    81,374   $  61,748
                                                              ===========   =========


        The accompanying notes are an integral part of these statements.

                           CROPKING.COM, INCORPORATED
                       STATEMENTS OF STOCKHOLDERS' EQUITY


                                    COMMON STOCK                                  NOTES
                                    OUTSTANDING        ADDITIONAL               RECEIVABLE
                                --------------------    PAID-IN     RETAINED      COMMON
                                 SHARES      AMOUNT     CAPITAL     EARNINGS      STOCK       TOTAL
                                ---------   --------   ----------   ---------   ----------   --------
BALANCE AT AUGUST 1, 1997.....  1,475,000   $14,750    $   --       $ 467,252   $  --        $482,002
  Issuance of common stock for
    notes.....................    525,000     5,250       519,750      --        (525,000)      --
  Stockholders' compensation
    expense...................     --         --          525,000      --          --         525,000
  (Loss) for the year ended
    July 31, 1998.............     --         --           --        (217,771)     --        (217,771)
                                ---------   -------    ----------   ---------   ---------    --------
BALANCE AT JULY 31, 1998......  2,000,000    20,000     1,044,750     249,481    (525,000)    789,231

  (Loss) for the year ended
    July 31, 1999.............     --         --           --        (369,086)     --        (369,086)
                                ---------   -------    ----------   ---------   ---------    --------
BALANCE AT JULY 31, 1999......  2,000,000   $20,000    $1,044,750   $(119,605)  $(525,000)   $420,145
                                =========   =======    ==========   =========   =========    ========


        The accompanying notes are an integral part of these statements.

                           CROPKING.COM, INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

                             JULY 31, 1999 AND 1998

NOTE A--SUMMARY OF ACCOUNTING POLICIES

    A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

    NATURE OF OPERATIONS

    On November 30, 1998, CropKing, Incorporated changed its name to CropKing.com, Incorporated ("Company"). The Company designs, develops, manufactures, markets and sells proprietary, commercial hydroponic products and systems, and related technology, equipment and supplies to customers throughout the United States for the commercial year-round production of specialty crops. The Company's hydroponic products and systems, including related technology, equipment and supplies are offered to its prospective commercial and individual customers in standard and custom-designed configurations. The Company's hydroponic products and systems are offered through direct marketing and sales, dealers and distributors, by mail order and through its Internet Web site.

    REVENUE RECOGNITION

    The Company recognizes revenue when the product is shipped.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used by the Company in estimating the fair value of each class of financial instruments for which it is practicable to estimate fair value.

    For cash, receivables and payables, the carrying amounts approximate fair value because of the short maturity of these instruments. For long-term obligations, including current maturities, the fair value of the Company's long-term obligations approximates historically recorded cost since interest rates approximate market.

    INVENTORY

    Inventory consists of purchased parts and system components and is stated at the lower of cost, determined on the first-in, first-out (FIFO) basis, or market.

                           CROPKING.COM, INCORPORATED

                             JULY 31, 1999 AND 1998

NOTE A--SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the related assets. Renewals and betterments of a nature considered to materially extend the useful life of the assets are capitalized. Depreciation for financial reporting purposes is based on the following policies:


Building.......................  20 years             Straight-line
Furniture and fixtures.........  5--10 years          Straight-line
Leasehold improvements.........  20 years             Straight line
Vehicles.......................  3--5 years           Straight line
Machinery and equipment........  3--10 years          Straight line


    DEFERRED OFFERING COSTS


    Deferred offering costs represent incremental costs directly attributable to the offering of securities which are deferred and charged against the gross proceeds of an offering. The costs include legal and accounting fees, registration and filing fees, and stock transfer fees. In July 1999, the Company expensed $236,100 of previously deferred offering costs. The costs expensed relate to previously filed registration statements that do not have any on-going value.


    ASSET IMPAIRMENT


    Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("SFAS 121") requires that long-lived assets, certain identifiable intangible assets and goodwill be reviewed for impairment when expected future undiscounted cash flows are less than the carrying value of the assets. No charges were recorded pursuant to this statement for the years ended July 31, 1999 and 1998.


    ADVERTISING EXPENSES


    All advertising and promotional costs incurred by the Company are expensed the first time the advertising takes place. Advertising and promotion expense was $244,800 and $240,500 for the years ended July 31, 1999 and 1998, respectively, and is included in "Selling, general and administrative expenses" in the accompanying Statements of Operations.


    RESEARCH AND DEVELOPMENT COSTS


    Research and development costs related to both present and future products are expensed as incurred. Such costs amounted to $149,100 and $141,800 for the years ended July 31, 1999 and 1998, respectively, and are classified as a component of "Selling, general and administrative expenses" in the accompanying Statements of Operations.


    INCOME TAXES

    Income taxes are recorded in accordance with Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES ("SFAS 109"). SFAS 109 utilizes the asset and liability method, under which

                           CROPKING.COM, INCORPORATED

                             JULY 31, 1999 AND 1998

NOTE A--SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

deferred income taxes are recognized for the tax consequences of "temporary differences" by applying currently enacted statutory rates to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Under SFAS 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

    CASH FLOWS

    For purposes of the Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

    During the year ended July 31, 1998, the Company issued 131.25 shares of common stock (525,000 shares after a 4,000 : 1 exchange of securities) at an aggregate purchase price of $1,050,000 in return for notes receivable and the recording of prepaid offering costs and stock compensation charges (see note F).


    For the years ended July 31, 1999 and 1998, the Company paid interest of $123,600 and $123,400 and paid income taxes of $3,700 and $93,500, respectively.


    EARNINGS PER SHARE


    Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE ("SFAS 128"), requires that all earnings per share amounts disclosed herein be calculated under the provisions of SFAS 128. Basic earnings per common share were computed by dividing net income by the weighted average number of shares of common stock outstanding during the reporting period. The Company does not have any potentially dilutive securities outstanding at July 31, 1999.



    COMPREHENSIVE INCOME



    During fiscal 1999, the Company adopted SFAS 130, REPORTING COMPREHENSIVE INCOME. SFAS 130 established standards for reporting and displaying comprehensive income and its components in a full set of financial statements. During the years presented, the Company had no components of Other Comprehensive Income. Accordingly, the Company has not presented a separate Statement of Comprehensive Income.



    DISCLOSURE OF REPORTABLE SEGMENTS



    During fiscal 1999, the Company adopted SFAS 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS 131 introduced a new segment reporting model called the "management approach". The management approach is based on the manner in which management organizes segments within a company for making operating decisions and assessing performance. The management approach replaces the notion of industry and geographic segments. During the years presented, the Company operated in a single business segment.


    NEW ACCOUNTING PRONOUNCEMENTS


    The Company has not yet adopted SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS 133 requires that all derivatives, such as interest rate exchange agreements (swaps), be recognized on the balance sheet at fair value. Derivatives which are not hedges must be adjusted to fair

                           CROPKING.COM, INCORPORATED

                             JULY 31, 1999 AND 1998

NOTE A--SUMMARY OF ACCOUNTING POLICIES (CONTINUED)


value through the results of operations. Derivatives determined to be hedges will be adjusted to fair value through either the results of operations or other comprehensive income, depending on the nature of the hedge. The Company is required to adopt SFAS 133, as subsequently amended by SFAS No. 137, on August 1, 2000. The impact, if any, on net income, comprehensive income and financial position will depend on the amount, timing and nature of any agreements entered into by the Company.


NOTE B--NOTES PAYABLE


    The Company has a line of credit with a bank in the amount of $750,000. The line is evidenced by a demand note payable that bears interest at prime plus 1/4%. The line is guaranteed by the president/ stockholder and is collateralized by certain assets of the Company. There were no borrowings outstanding at July 31, 1999 or July 31, 1998.


NOTE C--LONG-TERM OBLIGATIONS

    Long-term obligations as of July 31 consist of the following:


                                                                 1999         1998
                                                              ----------   ----------
Note payable--bank, collateralized by substantially all
  corporate assets, monthly payments of $760 include
  interest of 8.5%, matures April 1, 2000...................  $   --       $   14,172
Note payable--bank, collateralized by substantially all
  corporate assets, monthly payments of $1,350 include
  interest at prime plus .5%, matures February 15, 2006.....      --           86,930
Note payable--bank, collateralized by substantially all
  corporate assets, monthly payments of $1,578 include
  interest at prime plus .25%, matures February 10, 2003....      --           71,142
Note payable--bank, collateralized by substantially all
  corporate assets, monthly payments of $6,194 include
  interest at prime plus .25%, matures July 31, 2006........     392,430       --
Obligations under capital leases (see Note D)...............     934,846      969,054
                                                              ----------   ----------
                                                               1,327,276    1,141,298
  Less current portion......................................      76,916       64,286
                                                              ----------   ----------
                                                              $1,250,360   $1,077,012
                                                              ==========   ==========



    In July 1999, the Company entered into a new loan agreement with the bank. The proceeds received from the loan were used to pay off the three previous loans and to provide for additional borrowings.

                           CROPKING.COM, INCORPORATED

                             JULY 31, 1999 AND 1998

NOTE C--LONG-TERM OBLIGATIONS (CONTINUED)


    As of July 31, 1999, long-term obligations mature as follows:



FISCAL YEAR
-----------
2000........................................................  $   76,916
2001........................................................      73,985
2002........................................................      79,603
2003........................................................      87,240
2004........................................................      95,622
Thereafter..................................................     913,910
                                                              ----------
                                                              $1,327,276
                                                              ==========


NOTE D--CAPITAL LEASE OBLIGATIONS


    Property, plant and equipment includes a building and equipment under capital leases in the amount of $1,054,402 at July 31, 1999 and 1998. Accumulated amortization on the related assets at those dates is $210,200 and $161,100, respectively. The building and certain of the equipment is being leased from a related party (see Note E).



    The following is a schedule of future minimum lease payments under capital leases together with the present value of the minimum lease payments as of July 31, 1999:



2000........................................................  $  131,282
2001........................................................     121,358
2002........................................................     120,000
2003........................................................     120,000
2004........................................................     120,000
Thereafter..................................................   1,320,000
                                                              ----------
Total minimum lease payments................................   1,932,640
Less amount representing interest...........................     997,794
                                                              ----------
PRESENT VALUE OF MINIMUM LEASE PAYMENTS.....................  $  934,846
                                                              ==========


NOTE E--RELATED PARTY TRANSACTION


    The Company leases its office and warehouse facilities and certain equipment from the president and stockholder of the Company under a capital lease. The lease term is for five years with the right, by the lessee to exercise three consecutive five-year options. Lease payments are due monthly in the amount of $10,000. The lessee is responsible for repair and maintenance of the property. The Company has guaranteed a debenture in the amount of $388,000 and has agreed to the assignment of its lease payments in conjunction with the president's financing arrangement with the U.S. Small Business Administration. The real estate is also collateral in conjunction with additional borrowings by the president in the amount of $683,000 and is secured by a first mortgage on the property. Through April 30, 1998, the Company subleased a portion of these facilities to an affiliated company (Affiliate) which is owned by the president

                           CROPKING.COM, INCORPORATED

                             JULY 31, 1999 AND 1998

NOTE E--RELATED PARTY TRANSACTION (CONTINUED)


of the Company. The Affiliate paid $2,500 per month for rent. The Company had sublease income for 1998 in the amount of $22,500. The Company no longer subleases the facilities.



    The Company also pays certain reimbursable expenditures for the Affiliate, which is in the business of selling produce. The expenditures are primarily for labor and personnel related costs which are being paid through the Company's payroll system. Expenditures for 1999 and 1998 were approximately $170,000 and $210,000, respectively, and have been fully reimbursed by the Affiliate to the Company, except for the amounts which are recorded as "Accounts receivable--affiliate" on the Balance Sheet.


NOTE F--STOCKHOLDERS' EQUITY

    On August 22, 1997 the Company, as an Ohio corporation, issued 131.25 shares of common stock (525,000 shares after a 4,000:1 exchange of securities, see below) at an aggregate purchase price of $2.00 per share aggregating $1,050,000 to six persons, including officers, directors and counsel for the Company ("Purchasers"). The purchase price was paid by issuing $525,000 of nonrecourse promissory notes ("Notes") to the Company and of the remaining balance, $325,000 was charged to stock compensation expense and $200,000 was recorded as prepaid offering costs related to legal fees associated with the initial public offering. The Notes are due and payable with 8% simple interest within six months of the date of the company's proposed initial public offering of securities.

    The Company was originally incorporated as an Ohio corporation and authorized 500 shares of no par common stock. On August 29, 1997, a Delaware corporation was formed and 25,000,000 shares of common stock were authorized at a $.01 par value. The Ohio corporation was then merged into the Delaware corporation resulting in the Ohio corporation ceasing to exist. Upon the effective date of the merger, each share of common stock was exchanged for 4,000 shares of the Delaware corporation's common stock, aggregating 2,000,000 common shares issued and outstanding after the merger. All periods presented have been restated to reflect this recapitalization.


    In January 1998, the Company entered into a letter of intent with an underwriter for a firm commitment initial public offering of securities consisting of 1,500,000 shares of common stock and 2,000,000 common stock purchase warrants. However, in October 1999, the underwriter changed the terms of the proposed public offering such that the Company, by and through its underwriter, proposes to offer its shares of Common Stock at $7 per share on a "best efforts, all-or-none" basis for the first 300,000 shares and on a "best efforts" basis on the remaining 700,000 shares during an offering period of 90 days, which may be extended for an additional 30 days.


NOTE G--PROFIT SHARING PLAN


    The Company has a 401(k) profit sharing plan covering substantially all full time employees. The Company has elected to match 25% of participating employees' elected contributions up to 3% of total salaries and wages. The Company's matching contribution expense was $10,900 and $11,300 for the years ended
July 31, 1999 and 1998, respectively.

                           CROPKING.COM, INCORPORATED

                             JULY 31, 1999 AND 1998

NOTE G--PROFIT SHARING PLAN (CONTINUED)


    The plan provides for discretionary contributions by the Company of up to 15% of compensation. Discretionary contributions to the plan were $17,000 for the year ended July 31, 1998. The Company made no discretionary contributions in 1999.


NOTE H--INCOME TAXES

    Income tax provision (benefit) consists of the following:


                                                                1999        1998
                                                              ---------   --------
Federal.....................................................  $(104,200)  $14,500
State and local.............................................        200     1,300
                                                              ---------   -------
                                                               (104,000)   15,800
Deferred....................................................     (1,500)    4,500
                                                              ---------   -------
                                                              $(105,500)  $20,300
                                                              =========   =======


    The following is a summary of the reconciliations of the expected Federal Statutory Tax:


                                                                1999        1998
                                                              ---------   --------
Expected statutory tax at a 34% rate........................  $(161,360)  $(67,140)
Permanent nondeductible expenditures........................      8,590      8,385
Research and development credits............................    (14,910)   (14,815)
State and local income taxes................................     --            110
Stock compensation..........................................     --        110,500
Valuation allowance.........................................     45,300      --
Rate difference of NOL carryback............................     16,880      --
Surtax rate difference......................................     --        (16,740)
                                                              ---------   --------
                                                              $(105,500)  $ 20,300
                                                              =========   ========

                           CROPKING.COM, INCORPORATED

                             JULY 31, 1999 AND 1998

NOTE H--INCOME TAXES (CONTINUED)

    Deferred tax assets and liabilities consist of the following:


                                                                1999       1998
                                                              --------   --------
TEMPORARY DIFFERENCES RELATED TO:
Depreciation................................................  $(33,670)  $(39,000)
Accrued expenses and allowances.............................     6,000      7,500
Capitalized leases..........................................    37,300     30,000
Net operating loss carryforward.............................    20,760      --
R & D credit carryforward...................................    14,910      --
                                                              --------   --------
  Net deferred tax assets (liabilities) before valuation
    allowance...............................................    45,300     (1,500)
Valuation allowance.........................................   (45,300)     --
                                                              --------   --------
Net deferred tax assets (liabilities).......................  $  --      $ (1,500)
                                                              ========   ========
Deferred tax asset--current.................................  $  --      $  7,500
Deferred tax liabilities--noncurrent........................     --        (9,000)
                                                              --------   --------
                                                              $  --      $ (1,500)
                                                              ========   ========



    At July 31, 1999 the Company had a net operating loss carryforward of approximately $50,000 and a research and development credit carryforward of approximately $15,000, and both of these carryforwards expire in year 2019. The Company has recorded the tax effect of these amounts as deferred tax assets and has recorded a valuation allowance to fully offset these amounts as well as other previously recorded deferred tax assets.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER WOULD BE UNLAWFUL. ANY MATERIAL MODIFICATION OF THE OFFERING WILL BE ACCOMPLISHED BY MEANS OF AN AMENDMENT TO THE REGISTRATION STATEMENT. IN ADDITION, THE RIGHT IS RESERVED BY THE COMPANY TO CANCEL ANY CONFIRMATION OF SALE PRIOR TO THE RELEASE OF FUNDS, IF, IN THE OPINION OF THE COMPANY, COMPLETION OF SUCH SALE WOULD VIOLATE FEDERAL OR STATE SECURITIES LAWS OR A RULE OR POLICY OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC., WASHINGTON, D.C. 20006.

                            ------------------------

                               TABLE OF CONTENTS


                                          PAGE
                                        --------
Prospectus Summary....................      3
Risk Factors..........................      6
Use of Proceeds.......................     13
Dilution..............................     15
Capitalization........................     16
Dividend Policy.......................     16
Management's Discussion and Analysis
 or Plan of Operation.................     17
Business..............................     20
Management............................     35
Principal Stockholders................     39
Certain Transactions..................     40
Description of Securities.............     42
Underwriting..........................     44
Legal Proceedings.....................     46
Legal Matters.........................     46
Experts...............................     46
Additional Information................     46
Index to Financial Statements.........    F-1
Report of Independent Certified
 Public Accountants...................    F-2


                            ------------------------


    UNTIL             , 1999 (90 DAYS AFTER THE EFFECTIVE DATE OF THIS
PROSPECTUS), ALL BROKER-DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                                1,000,000 SHARES


                                     [LOGO]

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                     [LOGO]


                             7700 WEST CAMINO REAL
                           BOCA RATON, FLORIDA 33433
                                 (877) 218-6574
                           BEVERLY HILLS, CALIFORNIA
                             BOSTON, MASSACHUSETTS
                               BROOKLYN, NEW YORK
                               BUFFALO, NEW YORK
                               CHICAGO, ILLINOIS
                              CLEARWATER, FLORIDA
                                DULUTH, GEORGIA
                               EDISON, NEW JERSEY
                            EUREKA SPRINGS, ARKANSAS
                            FORT LAUDERDALE, FLORIDA
                          HASBROOK HEIGHTS, NEW JERSEY
                              LA JOLLA, CALIFORNIA
                                NAPLES, FLORIDA
                               NEW YORK, NEW YORK
                                ORLANDO, FLORIDA
                               SARASOTA, FLORIDA
                                 TAMPA, FLORIDA


                            WEST BOCA RATON, FLORIDA
                                          , 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART TWO
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    As permitted by Delaware law, the Company's Certificate of Incorporation includes a provision which provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, which prohibits the unlawful payment of dividends or the unlawful repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. This provision is intended to afford directors protection against, and to limit their potential liability for monetary damages resulting from, suits alleging a breach of the duty of care by a director. As a consequence of this provision, stockholders of the Company will be unable to recover monetary damages against directors for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of the Company or any stockholder to obtain an injunction or any other type of nonmonetary relief in the event of a breach of fiduciary duty. Management of the Company believes this provision will assist the Company in securing and retaining qualified persons to serve as directors. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which such director would seek indemnification or similar protection.

    Such indemnification provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors. Because directors liability insurance is only available at considerable cost and with low dollar limits of coverage and broad policy exclusions, the Company does not currently maintain a liability insurance policy for the benefit of its directors although the Company may attempt to acquire such insurance in the future. The Company believes that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors and the general unavailability of directors liability insurance to provide protection against the increased risk of personal liability resulting from such lawsuits have combined to result in a growing reluctance on the part of capable persons to serve as members of boards of directors of public companies. The Company also believes that the increased risk of personal liability without adequate insurance or other indemnity protection for its directors could result in overcautious and less effective direction and management of the Company. Although no directors have resigned or have threatened to resign as a result of the Company's failure to provide insurance or other indemnity protection from liability, it is uncertain whether the Company's directors would continue to serve in such capacities if improved protection from liability were not provided.

    The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty (which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director) or for violations of the federal securities laws. The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

    The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance. One purpose of the provisions is to supplement the coverage provided by such insurance. However, as mentioned above, the Company does not currently provide such insurance to its directors, and there is no guarantee that the Company will provide such insurance to its directors in the near future although the Company may attempt to obtain such insurance.

    The provisions diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under Delaware law and by affording indemnification against most damages and settlement amounts paid by a director of the Company in connection with any shareholders derivative action. However, the provisions do not have the effect of limiting the right of a shareholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause the Company to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. Also, because the Company does not presently have directors liability insurance and because there is no assurance that the Company will procure such insurance or that if such insurance is procured it will provide coverage to the extent directors would be indemnified under the provisions, the Company may be forced to bear a portion or all of the cost of the director's claims for indemnification under such provisions. If the Company is forced to bear the costs for indemnification, the value of the Company stock may be adversely affected. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is contrary to public policy and, therefore, is unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following is an itemization of expenses, payable by the Company from the net proceeds of this offering, incurred by the Company in connection with the issuance and distribution of the securities of the Company being offered hereby. All expenses are estimated except the SEC, NASD and Nasdaq Registration and Filing Fees. See "Use of Proceeds."


SEC Registration and Filing Fee(1)..........................  $    2,800
NASD Registration and Filing Fee(1).........................       1,312
Nasdaq Registration and Filing Fee(1).......................      10,000
Transfer Agent Fees.........................................       1,500
Financial Printing..........................................      60,000
Accounting Fees and Expenses................................      50,000
Legal Fees and Expenses.....................................     175,000
Blue Sky Fees and Expenses(1)...............................      23,750
Underwriter's Nonaccountable Expense Allowance(2)...........     160,000
                                                              ----------
    TOTAL(3)................................................  $  446,500
                                                              ==========


------------------------


(1) Paid upon filing of this Registration Statement and related Prospectus.



(2) Does not include $50,000 paid to date. Nonaccountable expense allowance will be $13,000 if the minimum offering is sold.



(3) Total expenses will be $299,500 if the minimum offering is sold.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

    The Company was incorporated in the State of Ohio in June 1982 and reincorporated in Delaware in August 1997. The Company has authorized capital of 25,000,000 shares of Common Stock, $.01 par value. The Company has
2,000,000 shares of Common Stock issued and outstanding prior to this offering. See "Principal Stockholders" and "Description of Securities."

    In June 1982, the Company issued 1,475,000 shares of common stock (which includes a 4,000:1 exchange of securities in connection with the reincorporation of the Company in Delaware) to Daniel J. Brentlinger, the chief executive officer and founder of the Company, in a private placement transaction in consideration of $4,000, consisting of cash and property, or $.0027 per share.

    In August 1997, the Company issued 525,000 shares of common stock (which includes a 4,000:1 exchange of securities in connection with the reincorporation of the Company in Delaware) to six persons, who are officers, directors and counsel for the Company, in a private placement transaction in consideration of $525,000, consisting of cash and notes, or $1 per share. The price per share was based upon an independent, professional third party appraisal. Pursuant to the terms of the Underwriting Agreement, the stockholders of the Company have agreed not to sell, transfer, assign or otherwise dispose of any restricted securities of the Company for a period of 24 months following the date of this Prospectus. See "Financial Statements--Note F."

    All unregistered securities issued by the Company prior to this offering are deemed "restricted securities" within the meaning of that term as defined in Rule 144 and have been issued pursuant to certain "private placement" exemptions under Section 4(2) of the Securities Act of 1933, as amended, and certain rules and regulations as promulgated by the Securities and Exchange Commission, Washington, D.C. 20549, such that the sales of the securities to sophisticated investors were transactions by an issuer not involving any public offering. Such investors had access to information on the Company necessary to make an informed investment decision. See "Description of Securities."

    Reference is also made hereby to "Dilution," "Principal Stockholders," "Certain Transactions" and "Description of Securities" in the Prospectus for more information with respect to the previous issuance and sale of the Company's securities.

    All of the aforesaid securities have been appropriately marked with a restricted legend and are "restricted securities," as defined in Rule 144 of the rules and regulations of the Securities and Exchange Commission, Washington, D.C. 20549. All of the aforesaid securities were issued for investment purposes only and not with a view to redistribution, absent registration. All of the aforesaid persons have been fully informed and advised concerning the Registrant, its business, financial and other matters. Transactions by the Registrant involving the sales of these securities set forth above were issued pursuant to the "private placement" exemptions under the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering. The Registrant has been informed that each person is able to bear the economic risk of his investment and is aware that the securities were not registered under the Securities Act of 1933, as amended, and cannot be re-offered or re-sold until they have been so registered or until the availability of an exemption therefrom. The transfer agent and registrar of the Registrant will be instructed to mark "stop transfer" on its ledgers to assure that these securities will not be transferred absent registration or until the availability of an exemption therefrom is determined.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


    The following is a list of Exhibits marked with an asterisk (*) filed herewith by CropKing.com, Incorporated as part of Amendment No. 5 to the SB-2 Registration Statement and related Prospectus:



     1.0    Form of Underwriting Agreement.*
     1.1    Selected Dealer Agreement.*
     3.0    Articles of Incorporation (Ohio), dated June 1982.
     3.1    Certificate of Incorporation (Delaware), dated August 1997.
     3.2    By-laws, as amended.
     4.0    Specimen Copy of Common Stock Certificate.
     4.1    Form of Warrant Certificate.
     4.2    Form of Underwriter's Warrant Agreement.*
     5.0    Opinion of Thomas T. Prousalis, Jr., Esq. for Registrant.
    10.0    Employment Agreement, Daniel J. Brentlinger, dated February
             1998.
    10.1 Key Trust Company of Ohio, N.A., Business Valuation Report, dated August 22, 1997.
    10.2    Lease, Seville Properties, dated August 14, 1995.
    10.3    Lease, CropKing, Inc., dated August 14, 1995.
    10.4    Financial Advisory Agreement.
    10.5    Merger and Acquisition Agreement.
    23.0 Consent of Thomas T. Prousalis, Jr., Esq. is contained on page II-7 of the Registration Statement.
    24.0 Consent of Grant Thornton LLP is contained on page II-8 of the Registration Statement.
    24.1 Consent of Key Trust Company of Ohio, N.A. is contained on page II-9 of the Registration Statement.
    24.2 Power of Attorney appointing Daniel J. Brentlinger is contained on page II-6 of the Registration Statement.


ITEM 28.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to participating broker-dealers, at the closing, certificates in such denominations and registered in such names as required by the participating broker-dealers, to permit prompt delivery to each purchaser.

    The undersigned Registrant also undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement:

           (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    This Registration Statement consists of the following:

 1.  Facing page.
 2.  Cross-Reference Sheet.
 3.  Prospectus.
 4.  Complete text of Items 24-28 in Part Two of Registration
     Statement.
 5.  Exhibits.
 6.  Signature page.
 7.  Consents of:
     Thomas T. Prousalis, Jr., Esq.
     Grant Thornton LLP
     Key Trust Company of Ohio, N.A.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on November 3, 1999.


                                                  By:               DANIEL J. BRENTLINGER
                                                       -----------------------------------------------
                                                                    Daniel J. Brentlinger
                                                                    Chairman of the Board

    In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


                SIGNATURE                                        TITLE                             DATE
                ---------                                        -----                             ----
          DANIEL J. BRENTLINGER
    ---------------------------------       Chairman of the Board, President, Chief          November 3, 1999
          Daniel J. Brentlinger               Executive Officer

             JOHN CAMPANELLA
    ---------------------------------       Vice President, Chief Operating Officer,         November 3, 1999
             John Campanella                  Secretary

              JAMES W. BROWN
    ---------------------------------       Vice President, Technical Services               November 3, 1999
              James W. Brown

              ARTHUR E. BARD
    ---------------------------------       Vice President, Marketing and Sales              November 3, 1999
              Arthur E. Bard

             REGINA I. MUICH
    ---------------------------------       Vice President, Chief Financial Officer,         November 3, 1999
             Regina I. Muich                  Controller

          HOWARD M. RESH, PH.D.
    ---------------------------------       Director                                         November 3, 1999
          Howard M. Resh, Ph.D.

            ROBERT A. CHESNEY
    ---------------------------------       Director                                         November 3, 1999
            Robert A. Chesney


By: DANIEL J. BRENTLINGER
                    Daniel J. Brentlinger
                       ATTORNEY-IN-FACT

                               CONSENT OF COUNSEL


    The consent of Thomas T. Prousalis, Jr., Esq., 1919 Pennsylvania
Avenue, N.W., Suite 200, Washington, D.C. 20006, to the use of his name in this Form SB-2 Registration Statement, and related Prospectus, as amended, of CropKing.com, Incorporated is contained in his opinion filed as Exhibit 5.0 hereto.

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


    We have issued our report dated September 3, 1999 (except for the last paragraph of note F, as to which the date is October 5, 1999) accompanying the Financial Statements of CropKing.com, Incorporated contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."


                                          GRANT THORNTON LLP


Cleveland, Ohio
November 3, 1999

                   CONSENT OF INDEPENDENT BUSINESS APPRAISER

    The consent of Key Trust Company of Ohio, N.A., 127 Public Square, Cleveland Ohio 44114, is hereby provided for the use of its name and its Business Valuation Report as exhibited in this Form SB-2 Registration Statement, and related Prospectus, as amended, of CropKing.com, Incorporated (formerly, CropKing, Incorporated).

                                          KEY TRUST COMPANY OF OHIO, N.A.


Cleveland, Ohio
November 3, 1999